UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Solar, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

April 13, 2011

Dear Stockholder:

You are cordially invited to attend our 2011 annual meeting of stockholders of First Solar, Inc. to be held on Wednesday, May 25, 2011 at 9:00 a.m., local time, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2010 Annual Report to Stockholders (the “2010 Annual Report”) with this proxy statement. We encourage you to read our 2010 Annual Report. It includes our audited financial statements and information about our operations, markets and products.

We have elected to provide access to our proxy materials on the internet under the Securities and Exchange Commission’s “notice and access” rules. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent the Notice to each of our stockholders providing instructions on how to access our proxy materials and our 2010 Annual Report on the internet.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote on the internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice you received in the mail.

I look forward to greeting those of you who are able to attend the annual meeting in Phoenix.

Sincerely,

Robert J. Gillette
Chief Executive Officer

FIRST SOLAR, INC.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 annual meeting of stockholders of First Solar, Inc. will be held on Wednesday, May 25, 2011, at 9:00 a.m., local time. The annual meeting will take place at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

The purposes of the annual meeting are as follows:

1. to elect nine members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2. to hold an advisory vote on executive compensation;

3. to hold an advisory vote on the frequency of the advisory vote on executive compensation;

4. to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

5. to vote on a stockholder proposal, if properly presented at the annual meeting, as described on page 49 of this proxy statement; and

6. to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on April 7, 2011 is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of First Solar, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, during the ten days prior to the annual meeting as well as at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Mary Beth Gustafsson
Executive Vice President,
General Counsel and Secretary

April 13, 2011

Your vote is very important.

Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Annual Meeting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

FIRST SOLAR, INC.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar” or the “Company”), for use at the annual meeting of the Company’s stockholders to be held on Wednesday, May 25, 2011, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, commencing at 9:00 a.m., local time, and at any adjournment or postponement. The Notice of Internet Availability of Proxy Materials (the “Notice”) relating to the annual meeting is first being mailed to stockholders, and this proxy statement is first being made available to stockholders, on or about April 13, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the following matters:

•	the election of nine members of our board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of the advisory vote on executive compensation;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	a stockholder proposal, if properly presented at the annual meeting, as described on page 49 of this proxy statement.

The stockholders will also transact any other business that may properly come before the annual meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “Commission”), we may furnish proxy materials, including this proxy statement and our 2010 Annual Report to Stockholders (the “2010 Annual Report”), to our stockholders by providing access to such documents on the internet instead of mailing printed copies. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors, (2) “FOR” the approval (in a non-binding advisory vote) of the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, (3) “FOR” (in a non-binding advisory vote) the frequency of an advisory vote on the compensation of our named executive officers to be once every three years, (4) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year and (5) “AGAINST” the stockholder proposal described on page 49 of this proxy statement.

Who is entitled to vote?

The record date for the annual meeting is April 7, 2011. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.001 per share. Each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 86,081,302 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most First Solar stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by First Solar. As the stockholder of record, you have the right to grant your voting proxy directly to First Solar or to vote in person at the annual meeting. If you requested to receive printed proxy materials, First Solar has enclosed or sent a proxy card for your use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

In the election of directors, the affirmative vote of a plurality of the votes cast is required to elect the nine nominees as directors. This means that the nine nominees will be elected if they receive more affirmative votes than any other person. You may not accumulate your votes for the election of directors. Please note that brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

The frequency of the advisory vote on executive compensation (Proposal No. 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders. Because your vote is advisory on Proposals No. 2 and 3, it will not be binding on the board of directors or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and the stockholder proposal described on page 49 of this proxy statement each requires the affirmative vote of a majority of the shares of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote as of the record date.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally, by telephone or by electronic communication, without additional compensation.

How do I obtain more information about the Company?

A copy of our 2010 Annual Report is available on the website http://www.envisionreports.com/fslr. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available on our investor relations website at http://investor.firstsolar.com under “SEC Filings. You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 by writing to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281; Email: investor@firstsolar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 25, 2011

This Proxy Statement and our 2010 Annual Report are available at http://www.envisionreports.com/fslr.

A Note About the Company Website

Although we include references to our website (www.firstsolar.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures will typically be included within the Investor Relations section of our website. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CORPORATE GOVERNANCE

We adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Commission and The NASDAQ Stock Market (“NASDAQ”). The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com under “Investors — Corporate Governance.” At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Independence

The board of directors has determined that the following directors are “independent” as required by applicable laws and regulations, by the listing standards of NASDAQ and by our corporate governance guidelines: Craig Kennedy, James F. Nolan, William J. Post, J. Thomas Presby, Paul H. Stebbins, Michael Sweeney and

José H. Villarreal. The board of directors has also concluded that the members of each of the audit, compensation, nominating and governance and project development risk committees are “independent” in accordance with these same standards.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chairman, chief executive officer, chief financial officer and all of our associates in the finance organization. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com under “Investors — Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Composition

Our board of directors is currently composed of nine directors: seven independent directors and two non-independent directors, consisting of our chairman of the board of directors (who resigned as executive chairman effective January 1, 2011) and our chief executive officer.

Board of Directors Leadership Structure

The board’s current leadership structure separates the position of chairman and chief executive officer. Michael J. Ahearn served as the Company’s chief executive officer and chairman of the board during 2009 until being succeeded as chief executive officer by Robert J. Gillette on October 1, 2009. Since such date, Mr. Ahearn has served as the chairman of the board of directors, and he served as executive chairman (an executive officer position) through December 31, 2010. Effective January 1, 2011, Mr. Ahearn resigned from the executive chairman position and now serves solely as our chairman of the board.

The board and the nominating and governance committee determined that the structure was appropriate in that it enabled Mr. Gillette, then relatively new to the solar industry, to focus on the complexities associated with the role of chief executive officer in our rapidly growing company, while enabling Mr. Ahearn, a founder and industry veteran, to continue to provide leadership on public policy and at the board level. Although the roles of chief executive officer and chairman of the board are currently separated, the board has not adopted a formal policy requiring such separation. In general, the board believes that the right structure should be informed by the needs and circumstances of the Company, its board and its stockholders at a given point in time, and that the board should remain adaptable to shaping the leadership structure as those needs change. Given the identity of the incumbents and the growth and challenges facing our Company, the board determined that the current structure, with the roles of chief executive officer and chairman of the board separated, was appropriate under the current circumstances.

The Board’s Role in Risk Oversight

The Company has a comprehensive risk management process in which management is responsible for identifying and managing the Company’s risks and the board and its committees provide oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis and communicated to management during standing management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. Further, risk assessment is embedded in the Company’s business decision making, business planning and strategic planning.

The board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The board administers this risk oversight function either through the full board or through one of its four standing committees, each of which examines various components of the Company’s enterprise risks as part of its responsibilities. The full board reviews enterprise-wide strategic risks and certain other risk areas on a regular basis. An overall review of risk is inherent in the board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the board, including capital expenditures, manufacturing capacity expansions, acquisitions and significant financial matters. The audit committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning system implementation, foreign currencies and the collectability of accounts receivable), legal and compliance risks and other risk management functions. The compensation committee considers risks related to the attraction and retention of talent (including management succession planning) and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The nominating and governance committee considers risks related to corporate governance practices. The project development risk committee considers risks related to our project development and related project finance activities.

Management regularly reports on risk-related matters to the board or the relevant committee thereof. Management presentations containing information regarding risks and risk management initiatives are given throughout the year in connection with board and committee quarterly and special meetings as well as other communications as needed or as requested by the board or committee. In addition, the Company’s director of risk management reports to the audit committee at least once per year, and has open access to the chair of the audit committee.

Policy Regarding Hedging of Company Securities

The First Solar, Inc. Insider Trading Policy prohibits its directors and all associates, including all named executive officers, from engaging in any short sales with respect to Company securities, buying or selling puts, calls or derivatives on Company securities and purchases of Company securities on margin.

Security Ownership Requirements

In February 2010, First Solar adopted share ownership guidelines pursuant to which the Company’s executive officers and non-associate directors were afforded three years to achieve share holdings equal to three times their annual base salary or annual retainer, as applicable, and five times annual base salary for the chief executive officer.

Committee Composition

We have four standing committees of the board: the audit committee, the compensation committee, the nominating and governance committee and the newly formed project development risk committee. The committee membership and meetings during 2010 and the function of each of the committees are described below.

During 2010, the board of directors held 10 meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he serves.

The following is a list of all directors and the committees on which the directors serve as of December 31, 2010. These committee assignments have been in effect since July 26, 2010.

		Compensation	Nominating and Governance	Project Development
Board of Directors Member	Audit Committee	Committee	Committee	Risk Committee

Michael J. Ahearn	—	—	—	—
Robert J. Gillette	—	—	—	—
Craig Kennedy	Member	—	—	Member
James F. Nolan	—	—	—	—
William J. Post	—	Member	—	Chair
J. Thomas Presby	Chair	—	Member	Member
Paul H. Stebbins	Member	Member	Member	Member
Michael Sweeney	—	Chair	Member	—
José H. Villarreal	—	Member	Chair	—

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers whether any non-audit services provided by the independent registered public accounting firm conflict with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2010, the audit committee held five meetings.

J. Thomas Presby (Chair), Craig Kennedy and Paul H. Stebbins serve on our audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Mr. Presby is qualified as an audit committee financial expert within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the audit committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for the Company’s officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews at least annually the benefits strategy related to benefits for all associates. During 2010, the compensation committee held seven meetings.

Michael Sweeney (Chair), Paul H. Stebbins, José H. Villarreal and William J. Post serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the compensation committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has been an executive officer or associate of the Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The nominating and governance committee reviews the composition and performance of the board and its committees and leads the process to assess their performance, assesses candidates for appointment to the board and recommends to the board whether such candidates should stand for election at the next meeting of stockholders. The nominating and governance committee is also responsible for reviewing and assessing the Company’s corporate governance policies and guidelines. During 2010, the nominating and governance committee held five meetings.

José H. Villarreal (Chair), J. Thomas Presby, Paul H. Stebbins and Michael Sweeney serve on our nominating and governance committee.

The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Nomination Procedures

Director nominees are recommended by the nominating and governance committee for selection by the board of directors. In considering new nominees for the board of directors, the nominating and governance committee considers qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board and the nominating and governance committee charter, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such areas as business, technology, finance and accounting, marketing, government relations and other disciplines relevant to the Company’s business; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

As indicated by these criteria, the board and the nominating and governance committee seek a diversity of background and experience among board members. The nominating and governance committee does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that, as of April 7, 2011, the Estate of John T. Walton and its affiliates control approximately 31% of our outstanding common stock and their vote has a significant influence on whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Corporate Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by the Corporate Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Stockholders may contact our Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making stockholder proposals.

Project Development Risk Committee

The board of directors formed a project development risk committee on July 26, 2010 for the purpose of overseeing the Company’s project development and related project finance activities. During 2010, the project development risk committee held one meeting.

William J. Post (Chair), J. Thomas Presby, Paul H. Stebbins and Craig Kennedy serve on our project development risk committee.

The project development risk committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the project development risk committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director regarding matters related to First Solar should send the communication to:

First Solar, Inc.
Attn: Corporate Secretary
350 West Washington Street
Suite 600
Tempe, Arizona 85281

We will forward all stockholder correspondence about First Solar to the board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Stockholder Meetings

The Company does not have a policy on directors attending the annual stockholders’ meetings. Last year’s annual stockholders’ meeting was held on June 1, 2010 in Phoenix, Arizona and was attended by one director.

DIRECTORS

Members of the board of directors of the Company are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the members of the board of directors has been furnished to us by such members.

The name and certain information regarding each director of the Company are set forth below as of April 7, 2011. There are no family relationships among directors or executive officers of the Company. Each of the following persons has been nominated by the board of directors for election at the annual meeting. In concluding that each of the following individuals should continue to serve as director, the board considered such person’s qualifications as described below and determined that each such person would continue to provide the contributions to the board as specified below.

Name	Age	Current Position with First Solar	Director Since

Michael J. Ahearn	54	Chairman of the Board	2000
Robert J. Gillette	51	Chief Executive Officer and Director	2009
Craig Kennedy	59	Director	2007
James F. Nolan	79	Director	2003
William J. Post	60	Director	2010
J. Thomas Presby	71	Director	2006
Paul H. Stebbins	54	Director	2006
Michael Sweeney	53	Director	2003
José H. Villarreal	57	Director	2007

Michael J. Ahearn serves as chairman of the board of directors of First Solar and served as chief executive officer from August 2000 to September 2009 and executive chairman from October 2009 to December 2010. Prior to First Solar, he was partner and president of an equity investment firm, JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. Mr. Ahearn has served on the boards of Arizona Technology Enterprises, Arizona State University Research Park, Homeward Bound, the Arizona Science Museum and currently serves on the board of the German Marshall Fund of the United States. Mr. Ahearn holds a B.A. in Finance and a J.D. from Arizona State University. During his nine-year tenure as chief executive officer of First Solar, Mr. Ahearn led the development and expansion of First Solar from a small privately-held company to a successful multinational industry-leading public company; his experience and insights are critical assets to the board of directors.

Robert J. Gillette joined First Solar in October 2009 as chief executive officer. Prior to joining First Solar, Mr. Gillette served as president and chief executive officer of Honeywell Aerospace since January 2005. Honeywell Aerospace, headquartered in Phoenix, Arizona, is Honeywell International’s largest business group. In this role, Mr. Gillette led Honeywell Aerospace’s three main businesses — Air Transport & Regional, Business & General Aviation, and Defense & Space — with more than 40,000 employees at nearly 100 worldwide manufacturing and service sites. Prior to this assignment, Mr. Gillette had served as president and chief executive officer of Honeywell Transportation Systems since July 2001. Mr. Gillette holds a bachelor’s of science degree in Finance from Indiana University. Through his career, Mr. Gillette has developed a deep understanding of the successful management of a large global business. As chief executive officer of First Solar, Mr. Gillette plays an essential role at the board level in providing CEO-level visibility into the management and operations of First Solar.

Craig Kennedy, Audit Committee; Project Development Risk Committee, was elected a director of First Solar in September 2007. Since 1995, Mr. Kennedy has been president of the German Marshall Fund, an independent American organization created in 1972 as a permanent memorial to the Marshall Plan. The German Marshall Fund sponsors a wide range of programs related to foreign, economic, immigration and environmental policy, and it operates a number of political exchanges between the United States and Europe with a special emphasis on Germany. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy serves on the board of the nonprofit Thomas B. Fordham Foundation, the Rocky Mountain Institute and the European Foundation Center. Mr. Kennedy is audit committee chair of the Invesco Van Kampen Closed-End-Funds. Mr. Kennedy holds a B.A., an M.A. and an MBA from the University of Chicago. Mr. Kennedy’s deep public policy experience and global perspective are valuable resources to the Company, as our business is impacted by public policy issues on a global scale.

James F. Nolan was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations with Solar Cells, Inc., the predecessor to First Solar, and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a PhD in Physics from the University of Pittsburgh. Mr. Nolan provides the board with extensive experience in engineering, research and development and manufacturing and process design, obtained through his work at the predecessor to First Solar and other companies throughout his career.

William J Post, Chair, Project Development Risk Committee; Compensation Committee, retired as chairman and chief executive officer of Pinnacle West Capital Corporation in April 2009, and he retired from the board of directors of Pinnacle West in May 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at APS beginning in 1982 including: vice president and controller, vice president of finance and regulation, chief operating officer, president and chief executive officer. He became president of Pinnacle West in 1997, chief executive officer in 1999 and chairman of the board in 2001. Mr. Post joined the board of Arizona Public Service in 1995 and the board of Pinnacle West in 1997. Mr. Post is chairman of the board of Swift Transportation Corporation, chairman of Blue Cross Blue Shield of Arizona and chairman of the Board of Trustees of Arizona State University, where he received a Bachelor of Science Degree in 1973. He also currently serves on the boards of Translational Genomics Research Institute and the Thunderbird School of International Management, and has served in the past as chairman of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, and El Dorado Investment Company. He also served as a Director of Phelps Dodge Corporation from 2001 to 2007. Mr. Post brings to the board executive-level utility-sector experience, including a deep understanding of such sector within the southwestern United States, a core target market for the Company’s expanding systems business.

J. Thomas Presby, Chair, Audit Committee; Nominating & Governance Committee; Project Development Risk Committee, was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 from a 30-year career with Deloitte Touche Tohmatsu. At Deloitte, Mr. Presby held numerous positions in the United States and abroad, including the posts of deputy chairman and chief operating officer. Mr. Presby serves as a director, the audit committee chair and a member of the governance committee of World Fuel Services, Inc. Mr. Presby also serves as a director and the audit committee chair of INVESCO Ltd. and Tiffany & Co., and as a director, audit committee chair and member of the acquisition committee and the corporate governance and nominating committee of Examworks Group, Inc. Mr. Presby has previously served as a director of American Eagle Outfitters, Inc., TurboChef Technologies, Inc., PracticeWorks and GreenPoint Financial Corp. Mr. Presby is a Certified Public Accountant and holds an NACD Certificate of Director Education. Mr. Presby holds a BSEE from Rutgers University and an MBA from Carnegie Mellon University. Mr. Presby’s experience as an audit committee chair for multiple public companies, together with his 30-year career with Deloitte Touche Tohmatsu, provide a strong background for his role as chair of the audit committee and the audit committee financial expert.

Paul H. Stebbins, Audit Committee; Compensation Committee; Nominating & Governance Committee; Project Development Risk Committee, was elected a director of First Solar in December 2006. Mr. Stebbins has served as the chairman and chief executive officer of World Fuel Services Corporation since July 2002 and has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995. Mr. Stebbins is a member of the Business Roundtable, an influential association of chief executive officers of leading U.S. companies. Mr. Stebbins brings to the board significant CEO-level experience in managing a large global energy-related publicly-traded company.

Michael Sweeney, Chair, Compensation Committee; Nominating & Governance Committee, was elected a director of First Solar in July 2003. Mr. Sweeney has served as chairman of the board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune, since September 2009. He also remains a partner in Goldner Hawn Johnson & Morrison, Inc. (GHJM), a private equity firm. Mr. Sweeney joined GHJM in 2000 and served as that firm’s managing partner from 2001 through 2008. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. After starting his career with Merrill Lynch in New York and Phoenix, he built and sold an investment banking boutique. Mr. Sweeney’s background in investment banking and private equity, as well as his operating company business acumen, are valuable resources to the board and the Company, particularly with respect to the board’s consideration of compensation and financial matters and strategic investments.

José H. Villarreal, Compensation Committee; Chair, Nominating & Governance Committee, was elected a director of First Solar in September 2007. Mr. Villarreal currently serves as a public policy consultant to the law firm of Akin Gump Strauss Hauer & Feld LLP and from July 1994 to January 2009 served as a partner in the firm. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance Division of the Texas Attorney General’s office. Mr. Villarreal has long been active in civic affairs and has served on the boards of numerous organizations, both public and private. He currently serves on the boards of Union Pacific Corporation and PMI Group Inc., and from 1998 to 2006 he served on the board of directors of Wal-Mart Stores, Inc., where he chaired the compensation, nominating and governance committee and served as lead independent director. Mr. Villarreal recently served as United States Commissioner General to the Shanghai 2010 World Expo. He is on the board of the U.S.-Mexico Foundation, which collaborates bi-nationally to expand opportunity for the people of Mexico, and the Center for American Progress, a Washington D.C. based think-tank. Mr. Villarreal’s background as an attorney and his experience as chair of the nominating and governance committee of a major global public company are particularly helpful in the board’s deliberation of corporate governance matters, and his public policy insights contribute to the board’s consideration of important public policy matters.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. At the compensation committee’s initial meeting of 2010, the committee adjusted non-associate director compensation to (i) add a $10,000 retainer for committee chairs other than the audit committee chair, and (ii) adjust annual non-associate board compensation by increasing the stock portion of such compensation by $25,000 (to $100,000). The table below summarizes the 2010 Non-Associate Director Compensation.

2010 Non-Associate Director Compensation
Annual Retainer ($175,000)	Audit Committee Chair (+ $35,000)

$100,000 in stock; $75,000 cash	Other Committee Chairs (+$10,000)

Paid in cash

Paid in equal quarterly installments

When reviewing non-associate director compensation we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders. The 2010 changes are consistent with this approach in that market data prepared by Compensation Strategies, the board’s independent compensation consultant, indicated the changes were consistent with market practice for companies of our size and scope.

Cash Compensation

The annual cash compensation for our non-associate directors is $75,000 (payable quarterly in four equal installments) plus an additional $35,000 annual cash retainer (payable quarterly in four equal installments) for the chairman of our audit committee and an additional $10,000 annual cash retainer (payable quarterly in four equal installments) for the other three committee chairs.

Equity Compensation

The annual equity compensation for our non-associate directors is a $100,000 stock grant, payable quarterly in four equal installments. With respect to such quarterly stock grants, our practice is to issue the stock to our independent directors at the end of the quarter. Our practice is not to time the date of these awards, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether they are or are not in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative.

Other

We reimburse all non-associate directors for reasonable and necessary expenses they incur in performing their duties as non-associate directors of the Company. The 2010 board compensation and committee chair retainer paid to Mr. Post was pro-rated to reflect his service commencement date (June 7, 2010) and the mid-year formation of the project development risk committee (on July 26, 2010).

Chairman of the Board

In December 2010, Michael Ahearn advised the board that effective January 1, 2011 he would transition from executive chairman to non-associate chairman. In connection therewith, effective January 1, 2011, the compensation committee determined that Mr. Ahearn’s compensation as a non-associate director will be supplemented by an additional $175,000 in recognition of the additional time and effort required as chairman, with such amounts to be paid $75,000 in cash and $100,000 in equity. Therefore, the total annual compensation payable to Mr. Ahearn is $150,000 in cash and $200,000 in equity, which amounts are paid in equal quarterly installments of $37,500 in cash and $50,000 in equity in accordance with the Company’s pay practices for all non-associate directors. In addition, it was agreed that Mr. Ahearn may continue to rent office space from the Company at 350 West Washington Street,

Tempe, AZ, at cost, and that the Company will provide an administrative assistant to him at the Company’s expense. During 2010, Mr. Ahearn was not separately compensated for his services as a director.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the fiscal year ended December 31, 2010:

	Fees Earned		Stock
	or Paid in		Awards	Total
Name	Cash ($)		($)(1)(2)	($)

Craig Kennedy	75,000		100,214	175,214
James F. Nolan	75,000		100,214	175,214
William J. Post	47,953	(3)	57,039	104,992
J. Thomas Presby	110,000	(4)	100,214	210,214
Paul H. Stebbins	75,000		100,214	175,214
Michael Sweeney	85,000	(5)	100,214	185,214
José H. Villarreal	85,000	(5)	100,214	185,214

(1)	The amounts in this column represent the aggregate grant date fair value of fully vested common stock granted during the fiscal year ended December 31, 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

(2)	On March 26, 2010, 215 shares were issued to each non-associate director (other than Mr. Post who did not join the Board until June 7, 2010) at a market price of $116.50 per share as of that date. The grant date fair value of these shares was $25,047. On June 25, 2010, 210 shares were issued to each non-associate director (other than Mr. Post) and 58 shares were issued to Mr. Post, in each case at a market price of $119.26 per share as of that date. The grant date fair value of these shares was $25,045 and $6,917, respectively. On September 24, 2010, 170 shares were issued to each non-associate director at a market price of $147.09 per share as of that date. The grant date fair value of these shares was $25,005. On December 31, 2010, 193 shares were issued to each non-associate director at a market price of $130.14 per share as of that date. The grant date fair value of these shares was $25,117. The dollar values of the stock awards do not equal exactly $25,000 per quarter due to the fact that we issue whole shares and not fractional shares to our non-associate directors.

(3)	Mr. Post received an additional annual cash retainer of $4,203 (a pro-rated annualized amount) as the chair of the project development risk committee, which was formed on July 26, 2010.

(4)	Mr. Presby received an additional annual cash retainer of $35,000 in respect of his role as audit committee chair.

(5)	Messrs. Sweeney, and Villarreal, chairman of the compensation committee and the nominating and corporate governance committee respectively, each received an additional annual cash retainer of $10,000 in respect of their roles.

The number of outstanding stock option awards for our non-associate directors as of December 31, 2010 was as follows:

Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
	Grant	Options (#)	Options (#)	Price	Expiration
Name	Date	Exercisable	Unexercisable	($)	Date

Craig Kennedy	—	—	—	—	—

Total	—	—	—	—	—
James F. Nolan	12/15/2003	6,500	—	2.06	12/15/2013
	1/12/2004	24,250	—	2.06	1/12/2014

Total	—	30,750	—	—	—
William J. Post	—	—	—	—	—

Total	—	—	—	—	—
J. Thomas Presby	—	—	—	—	—

Total	—	—	—	—	—
Paul H. Stebbins	—	—	—	—	—

Total	—	—	—	—	—
Michael Sweeney	12/14/2005	6,750	—	4.54	12/14/2015

Total	—	6,750	—	—	—
José H. Villarreal	—	—	—	—	—

Total	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 7, 2011, by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

This table assumes 86,081,302 shares of common stock outstanding as of April 7, 2011, assuming no exercise of outstanding options.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

Beneficial Owners of 5% or More
S. Robson Walton(1)	24,957,907	29.0%
Jim C. Walton(2)	26,557,907	30.9%
Alice L. Walton(3)	26,557,907	30.9%
Estate of John T. Walton(4)	14,855,905	17.3%
JCL Holdings, LLC(5)	10,102,002	11.7%
JTW Trust No. 1 UAD 9/19/02(6)	1,600,000	1.9%
Capital World Investors(7)	10,497,395	12.2%
The Growth Fund of America(8)	5,569,800	6.5%
Directors and Named Executive Officers
Michael J. Ahearn	789,016	*
Robert Gillette(9)	60,942	*
Mary Beth Gustafsson	2,839	*
Craig Kennedy	1,933	*
Jens Meyerhoff(10)	21,426	*
James F. Nolan(11)	23,052	*
William J. Post	577	*
J. Thomas Presby	3,167	*
Bruce Sohn(12)	81,001	*
Paul H. Stebbins	5,642	*
Michael Sweeney	2,517	*
José H. Villarreal	1,761	*
Maja Wessels	3,890	*
All directors and executive officers as a group (17 persons)(13)	1,014,589	1.2%

*	Less than one percent.

(1)	The number and percentage of shares of common stock shown in the table as beneficially owned by S. Robson Walton represent (a) 10,102,002 shares held by JCL Holdings, LLC, as to which S. Robson Walton, as a manager thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, as managers and (b) 14,855,905 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton, Alice L. Walton and an entity under their control, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton as having sole voting and dispositive power). With respect to JCL Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)	The number and percentage of shares of common stock shown in the table as beneficially owned by Jim C. Walton represent (a) 10,102,002 shares held by JCL Holdings, LLC, as to which Jim C. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, as managers, (b) 1,600,000 shares held by the JTW Trust No. 1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power and (c) 14,855,905 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton, Alice L. Walton and an entity under their control, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of

John T. Walton as having sole voting and dispositive power). With respect to JCL Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust No. 1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Jim C. Walton disclaims beneficial ownership of the shares listed in (a), (b) and (c) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown in the table as beneficially owned by Alice L. Walton represent (a) 10,102,002 shares held by JCL Holdings, LLC, as to which Alice L. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, as managers, (b) 1,600,000 shares held by the JTW Trust No. 1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power and (c) 14,855,905 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton, Alice L. Walton and an entity under their control, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton as having sole voting and dispositive power). With respect to JCL Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust No. 1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Alice L. Walton disclaims beneficial ownership of the shares listed in (a), (b) and (c) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	In 2009, an entity under the control of S. Robson Walton, Jim C. Walton and Alice L. Walton became an additional co-personal representative of the Estate of John T. Walton. The number and percentage of shares of common stock shown in the table as beneficially owned by the Estate of John T. Walton represent 14,855,905 shares held directly by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton, Alice L. Walton and such entity, as co-personal representatives of the Estate of John T. Walton, share voting and dispositive power. The shares held by the Estate of John T. Walton are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton, Alice L. Walton and such entity disclaim beneficial ownership of such shares. The address of the Estate of John T. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown above as beneficially owned by JCL Holdings, LLC represent 10,102,002 shares held directly by JCL Holdings, LLC as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, each individually as managers thereof, share voting and dispositive power. The shares held by JCL Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	The number and percentage of shares of common stock shown above as beneficially owned by JTW Trust No. 1 UAD 9/19/02 represent 1,600,000 shares held directly by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charity, and Jim C. Walton and Alice L. Walton have no beneficial interest therein. Jim C. Walton and Alice L. Walton therefore disclaim beneficial ownership of such shares. The address of JTW Trust No. 1 UAD 9/19/02 is P.O. Box 1860, Bentonville, Arkansas 72712.

(7)	Based on information provided by Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071, in a Schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010. According to such Schedule 13G/A, Capital World Investors has sole voting power with respect to 10,497,395 shares and sole dispositive power with respect to 10,497,395 shares. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of such 10,497,395 shares as a result of CRMC acting as investment advisor to various investment companies registered under the Investment Company Act of 1940.

(8)	Based on information provided by The Growth Fund of America, 333 South Hope Street, Los Angeles, CA 90071, in a Schedule 13G filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010. According to such Schedule 13G, The Growth Fund of America, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, has sole voting power with respect to 5,569,800 shares.

(9)	Includes 34,084 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 12,501 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 20,750 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 55,500 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 132,101 shares of common stock issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 26, 2009 (the end of our 2009 fiscal year), we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.

Related Party Debt

We had no related party debt outstanding at December 31, 2010 and we did not pay any interest to related parties during the year ended December 31, 2010.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights, JCL Holdings, LLC has five demand rights and the Estate of John T. Walton has unlimited demand rights, provided that the Estate of John T. Walton may only exercise one such demand right within any 365-day period. Following the termination of the Estate of John T. Walton, the registration rights held by the Estate will be held collectively by trusts for the benefit of John T. Walton’s wife and his descendants.

Review and Approval of Related Party Transactions

The Company’s audit committee charter requires the review and approval by the audit committee of related party transactions, to ensure that they are on such terms, which, in the judgment of the audit committee, are no less favorable to the Company than could be obtained from unaffiliated parties. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2010 and December 26, 2009:

	2010	2009

Audit Fees(1)	$2,724,217	$2,382,291
Audit-Related Fees(2)	476,108	361,193
Tax Fees(3)	504,783	457,347
All Other Fees(4)	1,188	2,467

Total	$3,706,296	$3,203,298

(1)	Represents the aggregate service fees billed for the audit of the Company’s financial statements in connection with the statutory and regulatory filings or engagements for 2010 and 2009.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees,” and represents approximately 13% and 11% of the total fees in 2010 and 2009, respectively. This category consists primarily of services related to special projects.

(3)	Represents the aggregate fees billed for tax compliance and tax consulting services, or approximately 14% of the total fees in 2010 and 2009.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees,” and represents less than one percent of the total fees in 2010 and 2009, respectively. These services include the subscription to certain PricewaterhouseCoopers LLP proprietary accounting research databases.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent auditor, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to Audit-Related Fees, Tax Fees and All Other Fees presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Our named executive officers for fiscal year 2010 were:

•	Mr. Robert J. Gillette, chief executive officer;

•	Mr. Jens Meyerhoff, chief financial officer and president, utility systems business group;

•	Mr. Bruce Sohn, president;

•	Ms. Maja Wessels, executive vice president, global public affairs; and

•	Ms. Mary Beth Gustafsson, executive vice president, general counsel and secretary.

2010 Compensation Decisions — Key Factors

Following is a summary overview of the key factors affecting our 2010 compensation decisions.

First Solar Pay is Simple

There are three primary components of First Solar executive compensation: (1) base salary, (2) cash incentive compensation (short-term incentive) and (3) equity compensation (long-term incentive). There are no supplemental executive retirement programs or other deferred compensation arrangements and generally no perquisites only for executives.

Market Data on Compensation Informs Our Pay Values

We develop compensation data by reference to our peer group, which includes direct competitors in the solar industry as well as technology companies of similar size in the renewable energy, hi-tech and high precision manufacturing, and electronic components manufacturing sectors. Market data informs our pay decisions but does not exclusively determine the actual amounts to be paid. Once collected, the data is analyzed along with other relevant factors such as job responsibility, individual performance, and internal pay equity.

More Responsibility Means More Pay At Risk; We Pay for Performance and Align Executive Compensation with the Long-Term Interests of Stockholders

The most senior associates in our organization have a larger proportion of their pay “at risk,” meaning that a portion of compensation is not payable to such associates unless certain performance targets are achieved. These performance targets are established by the compensation committee typically in the first quarter of each fiscal year and are aligned with the Company’s annual operating plan and long-term strategic objectives. This compensation practice ensures that we pay for performance.

In addition, a substantial portion of our incentive compensation is settled in restricted stock units with the most senior executives in our Company receiving the largest portion of their incentive compensation, if earned, as equity compensation. The grant value of this equity award varies from year to year, and is determined based on prior year’s performance and market data. The equity awards generally vest (subject to certain conditions) over the next four years. Thus, unlike cash compensation, the actual value realized by the executive is significantly affected by the long-term performance of the Company, specifically, the market price of the stock on the vesting date(s) and the value on also the date the stock is subsequently sold. This compensation practice ensures not only that we pay for performance but that our most senior executives’ interests are aligned with the long-term interests of our stockholders.

2010 Financial Metrics and Downward Discretion Provided a Check

Our 2010 incentive plan financial metrics and the compensation committee’s exercise of downward discretion were intended to ensure that operational metrics were not achieved at the expense of financial performance and to increase the focus of our associates on fiscal discipline and profitability. In addition, we recognize that even where financial performance is sufficient and all operational goals are achieved, the compensation committee has reserved the right to exercise downward discretion on incentive program payouts so that it can adjust payments when it determines that because of circumstances that could not have been envisioned when the annual operating plan and incentive programs were established, the calculation of the amounts under the applicable formula do not fairly represent Company or individual performance. For 2010, the compensation committee exercised downward discretion and reduced the payout factor from 1.475 to 1.4 in light of the financial impact of the manufacturing excursion described in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2011, under “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Fiscal Years Ended December 31, 2010 and December 26, 2009.”

2010 Annual Bonus Program Design Reflected Our Strategic Plan

In 2010, we continued the development of our systems business, and our associates were increasingly involved in non-manufacturing activities of the Company. Accordingly, our 2010 metrics were expanded to include metrics relevant to aspects of our business other than module manufacturing, such as “balance of systems cost per watt” (relevant to our engineering, procurement and construction business) and the achievement of identified project development milestones.

Executive Compensation Policies

The compensation committee of our board of directors has responsibility for establishing and overseeing our compensation program as it applies to our executive officers. The compensation committee bases its executive compensation programs on the policies set forth below, which have remained constant from prior years:

Pay To Market	Compensation should be based on the level of job responsibility, individual performance and Company performance. Compensation should also reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

More Responsibility, More Pay at Risk; We Pay for Performance	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns because they are better able, relative to other associates, to affect the Company’s results. While all associates receive a mix of both annual and longer-term incentives, associates at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

Metrics Should Motivate Associates to Achieve the Mission	To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our named executive officers. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior leadership and other associates.

Evaluating the Market:  When setting compensation, we review competitive compensation paid by other companies in the same or similar industries of comparable size and where our compensation falls within the peer group. Depending on the role, the experience an individual brings to the role, and individual performance, we broadly aim to set our base salary and target bonus potential at least at the 50th percentile of our peer group executives (although depending on the role, the experience an individual brings to the role, and individual performance, we may set base salaries and target bonus potential closer to the 75th percentile) and to have our aggregate bonus and long-term incentives pay out, subject to individual and Company performance, at around the 75th percentile. The objective is to pay at least market base compensation (50th percentile), and, to the extent necessary to attract or retain experienced individuals in key roles, to pay at a higher level (closer to the 75th percentile) while providing an opportunity to increase compensation further through our incentive compensation programs.

We do not exclusively rely on market data to determine executive compensation. Instead, we incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the dynamic business environment in which we operate.

Components of 2010 Executive Compensation

For 2010, the compensation of named executive officers consisted primarily of three principal components: base salary, short-term cash incentive compensation (e.g., an annual bonus) and long-term equity-based compensation. As noted above in “2010 Compensation Decisions — Key Factors,” First Solar pay is simple. Our senior executives participate in broad-based associate benefit programs and do not generally participate in executive only benefit programs. Each of these elements of our executive compensation is described in a chart below, including a description of the particular element and how it fits into our overall executive compensation package (i.e., the particular objectives and the specific elements our compensation programs are designed to address).

Component		Objective		Focus

	✓	Provides fixed portion of compensation	✓	Compensates our associates based on market value for position, individual performance, level of experience and critical nature of role to the Company
	✓	Paid in cash
Base Salary	✓	Base salaries established at least at the 50th percentile (but can range higher, depending on skill set, experience, individual performance and target bonus %)

	✓	Provides at-risk variable compensation linked to short-term corporate organizational and strategic goals without sacrificing long-term Company performance	✓	Compensates our associates based on our collective performance on shorter-term objectives
Cash Incentive	✓	Paid in cash
Compensation	✓	At target performance, aggregate base salary and cash incentive compensation should range from the 50th to the 75th percentile (depending on skill set, experience and individual performance)

	✓	Provides at-risk variable pay compensation linked to long-term performance of the Company and individual performance	✓	Aligns associates with the long-term interests of our stockholders
			✓	Assists in attracting and retaining qualified associates
Equity-Based Compensation	✓	Paid primarily in restricted stock units	✓	Compensates our associates for overall Company performance
	✓	At target performance, aggregate cash and equity compensation grant values should provide total compensation closer to the 75th percentile

Our senior executives, including each of our named executive officers, are party to employment agreements and change in control agreements that protect them in the event of certain employment terminations, as well as confidentiality and non-competition agreements. The employment and change in control agreements provide severance, in exchange for a release of claims, and equity vesting acceleration as described in more detail in

“Executive Compensation-Employment Agreements” and “Executive Compensation-Change in Control Severance Agreements.” During 2010, Ms. Wessels received certain benefits under an international assignment policy and was eligible for relocation benefits in connection with her move to the United States, all of which is described in more detail in “Executive Compensation — Employment Agreements — Maja Wessels” and is detailed in the “All Other Compensation” column of the Summary Compensation Table.

Below is a chart demonstrating, on an aggregate basis, the relative weighting of 2010 compensation to our named executive officers excluding (i) non-recurring and one-time payments (i.e., sign-on grants and Ms. Wessels’ international assignment and relocation benefits) and (ii) the value of severance and change in control benefits.

Compensation Committee Practices

Total Compensation Review

When establishing total compensation, we broadly aim to set our base salary and target bonus potential at least at the 50th percentile of our peer group (although, as noted above in “Executive Compensation Policies,” depending on the role, the experience an individual brings to the role, and individual performance, we may set base salaries closer to the 75th percentile) and to have our aggregate bonus and long-term incentives pay out, subject to individual and Company performance, at around the 75th percentile.

Benchmarking

On an annual basis, the compensation committee evaluates the total compensation of the executives and each of the principal components against benchmarking data. In addition to these principal compensation elements, the compensation committee reviews each executive’s perquisites and other compensation, as well as any payments that would be required under various severance and change-in-control scenarios. When conducting this review, the compensation committee obtains factual data from management as well as proposals regarding, among other things, the range of values (merit increase percentages, equity awards), metrics and other terms.

In 2010, the compensation committee retained Compensation Strategies as a consultant to evaluate our peer group companies and to benchmark the compensation of each of the components of the compensation of our executive officers against the compensation paid to similarly-situated positions at peer group companies. The consultant’s benchmarking services were limited to comparing each element of compensation for a particular position against similar elements in the peer group, except that the consultant recommended that the Company adjust non-associate director compensation to more closely align with the benchmarked data. When benchmarking long-term incentive compensation data, the survey extended deeper into the organization (i.e., beyond the executives), and such information was used to develop a matrix that serves as the basis for developing the values of our annual long-term incentive awards. The aggregate fees paid to Compensation Strategies for 2010 services were $235,010. The fees were primarily incurred for executive compensation services except to the extent non-executive data was developed for the annual long-term incentive award matrix.

Our peer group for benchmarking is the same peer group we identified last year. These are companies in the solar, renewable energy, hi-tech and high precision manufacturing, and electronic components manufacturing sectors, which had annual revenues ranging from $362 million to $21 billion and market capitalization ranging from $1 billion to $35 billion.

Agilent Technologies, Inc.	Altera Corporation	AMETEK, Inc.
Analog Devices, Inc.	Applied Materials, Inc.	Broadcom Corporation
Emerson Electric Co.	EnerSys Inc.	FLIR Systems, Inc.
General Cable Corporation	GT Solar International, Inc.	Itron, Inc.
Jabil Circuit, Inc.	KLA-Tencor Corporation	Lam Research Corporation
Linear Technology Corporation	Marvell Technology Group, Ltd.	Maxim Integrated Products, Inc.
MEMC Electronic Materials, Inc.	Novellus Systems, Inc.	NVIDIA Corporation
Rockwell Automation, Inc.	SunPower Corporation	Teradyne, Inc.
Texas Instruments, Inc.	Tyco Electronics Ltd.	Varian Semiconductor Equipment Associates, Inc.
Veeco Instruments Inc.

In each case, when performing benchmarking for executive compensation, the consultant “size adjusted” the raw market data (using a revenue basis of $1.5 billion for 2010; and $3 billion for 2011, including for purposes of determining appropriate grant size for the 2010 long-term incentive equity grants made in 2011) by using statistical regression techniques to remove the significant swings that can occur between individual raw data points and constructed market pay levels reflective of the Company’s adjusted size. In each case, the consultant then ran regressions using sales to develop a range of market-based pay. For the Company’s senior executives, this analysis was performed on total compensation as a whole and on base salary, annual bonus and equity-based compensation separately. The consultant’s report supported the determination that the compensation paid to the Company’s executives, including its named executive officers, was consistent with the Company’s stated compensation objectives regarding our target pay as compared to our peer group, and was thus, reasonable as compared to the peer group in the aggregate.

Individual Compensation Review

Individual performance has a strong impact on the compensation of all associates, including the executive officers. With respect to our chief executive officer, Mr. Gillette’s compensation package contained certain guaranteed compensation elements that were offered as an incentive for Mr. Gillette to join the Company and are intended to compensate him for monies he forfeited at his former employer (including, for 2010, the second installment of his cash sign on bonus ($2,500,000 paid on the first anniversary of his employment) and two grants of restricted stock units each valued at $5,000,000 (total value of $10 million), one for 2009 and one for 2010. These grants are discussed below at “2010 Compensation Decisions (By Component) — Equity-Based Compensation — Mr. Gillette’s Contractual Equity Grants.”

It is the practice of the chair of the compensation committee to meet with the chief executive officer annually at the beginning of the year to agree upon his performance objectives (both individual and Company objectives) for the year. In the first quarter of the year, the independent directors meet in an executive session under the direction of the chair of the compensation committee to conduct a performance review for the prior year during which the chief executive officer was evaluated based on his achievement against the agreed-upon objectives, contributions to the Company’s performance and other leadership accomplishments.

For the executive officers other than Mr. Gillette, the compensation committee receives a performance assessment and compensation recommendation from the chief executive officer. The compensation committee also exercises its judgment based on the board’s interactions with the executive officer. The performance evaluation of these executives is based on achievement of preset objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, the compensation committee determines whether to award variable compensation for the previous year, and it sets base salary, target bonus percentages and the basis for their participation in the long-term incentive program for the following year, and the parameters for the corporate goals for the Company in general.

2010 Compensation Decisions (By Component)

The following is a discussion of the compensation committee’s considerations in establishing each of the components for executive officer compensation in 2010.

Base Salary

Base salary is the guaranteed element of an associate’s annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, his or her individual performance and his or her skill set, including the market value of that skill set. As noted in the table under “Components of 2010 Executive Compensation,” the Company seeks to establish or maintain base salaries and total cash compensation (base salary plus target bonus) for our executives between the 50th and 75th percentile. Based on our assessment of the individual performance and individual skill sets, the aggregate base salary and target bonus percentage for most of our named executive officers is at or closer to the 75th percentile.

The compensation committee evaluates market data and individual performance of executives during our regular annual salary review process, which we refer to as our “annual merit cycle.” At the beginning of 2010, the base salaries of our named executive officers were as follows: Robert J. Gillette, $850,000; Jens Meyerhoff, $410,810; Bruce Sohn, $555,000; Maja Wessels €274,953; and Mary Beth Gustafsson, $331,792. With the exception of Ms. Gustafsson’s base salary, the base salaries of our named executive officers were not adjusted during the 2010 merit cycle because they had been adjusted several months earlier in connection with organizational changes that occurred at the beginning of Mr. Gillette’s tenure. Ms. Gustafsson’s base salary, which had not then been adjusted, was increased during the annual merit cycle to $345,064.

Mid-Year Changes and Related Salary Adjustments.  On July 1, 2010, the compensation committee approved a salary increase for Mr. Meyerhoff (from $410,810 to $500,000) in connection with his assumption of the additional role of president, utility systems business group. On October 1, 2010, Ms. Wessels transferred from our Belgium office to our Tempe headquarters, and in connection therewith, entered into a new employment contract that established her base salary at $384,962.

2011 Merit Cycle.  During the 2011 annual merit cycle, the compensation committee determined that the 2011 base salaries of our named executive officers would be as follows: Mr. Gillette ($850,000); Mr. Meyerhoff ($518,000); Mr. Sohn ($575,000); Ms. Wessels ($399,000); and Ms. Gustafsson ($400,000). These salary increases were effective March 20, 2011.

Cash Incentive Compensation

Our cash incentive compensation consists primarily of our annual bonus program designed under our 2010 Omnibus Incentive Compensation Plan and cash sign-on bonuses which we use to incentivize individuals to join our Company.

Annual Bonus Program

We use our annual bonus program to reward achievement of specified strategic operational objectives designed to help us achieve those tasks we believe will help us achieve our mission of enabling a world powered by clean, affordable solar electricity. With very limited exceptions, all of our associates participate in the annual bonus program. In this way, the program encourages teamwork and a focus on our mutual success by tying rewards to our collective performance.

Targets, Objective and Calculation

The 2010 annual bonus program was designed around eight performance metrics: (i) total module watts produced, (ii) module conversion efficiency, (iii) module manufacturing cost per watt at the end of the fourth quarter, (iv) balance of systems cost per watt, (v) achievement of identified project development milestones (with points assigned to each milestone and a score assigned based on the number of milestones achieved), (vi) the timely “go live” of our enterprise resources planning system, (vii) the timely start-up of our fifth and sixth manufacturing plants in Kulim, Malaysia (referred to as KLM 5 and 6) and (viii) operating income.

Operational Metrics and Targets.  Our operational metrics, metrics (i) through (vii), were selected based on operating goals set forth in our confidential annual operating plan. These metrics, by design, focus on strategic goals we believe will help us achieve sustainability (i.e., the production of an environmentally responsible, competitively-

priced product that presents a compelling alternative to traditional sources of energy) and scalability (developing sufficient production capacity to meet demand for our products and the systems to manage our growth), both of which are key to achieving our mission of enabling a world powered by clean, affordable solar electricity. Continuing a trend from last year, the bonus plan metrics are connected to a large portion of the Company (i.e., not just manufacturing) in recognition that an increasing number of our associates are involved in other aspects of our business. Each metric is assigned a percentage weighting based on the importance of the factor to the overall performance of the Company under the annual operating plan.

To calculate total bonus payouts, each performance metric is assigned a different relative weighting and one or more levels of potential payout. For the eight performance metrics, the levels of payout are expressed as a multiplier, ranging from a threshold of 0.5 in cases of weaker performance to, in certain cases, a maximum of 3.0 in cases of stronger performance. A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered it highly likely that such performance would be achieved by the end of the year. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set aligned with the goals in our annual operating plan, and thus we expected we could achieve by the end of the year. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain (i.e., that we expected we would have approximately a 50% chance of achieving by year end). A 3.0 multiplier was assigned to performance levels that we assigned a probability of less than 50% of achieving by year end. If the minimum threshold level of performance was not achieved, the multiplier for the metric was zero. The multiplier for metric (vi) was binary, 1.0 for a timely enterprise resource planning system “go live” or zero. The multiplier for metric (vii) was 1.0 for a timely start-up and 2.0 for accelerating the start-up of KLM 5 and 6 by at least one month. No single performance metric or multiplier was material to determining the actual amount of total bonus payments.

Financial Metric and Target.  The operating income metric is designed to ensure that operational metrics are not achieved at the expense of financial performance and to ensure the focus of our associates on fiscal discipline and profitability. The operating income metric is employed in two ways under the 2010 annual bonus program: (i) as a threshold (i.e., no incentive compensation was payable under this program unless the Company achieved $317 million in annual operating income, the same threshold under our long-term incentive program), and (ii) as one of the eight weighted metrics under the program used for calculating the bonus amount. With a 25% weighting, the operating income metric was the heaviest weighted metric in the program. The payout factors assigned to the operating income metric were as follows:

.5	1.0	1.5	2.0

≥$633M	≥$792M	≥$807M	≥$822M

Operating income was calculated at $908 million under the program (which provides for calculation before the impact of stock-based compensation and with foreign exchange rates normalized to the rate used in preparing our annual operating plan) and was therefore scored at 2.0.

Bonus Calculation and Exercise of Downward Discretion.  The calculated payout factor under the 2010 annual bonus program after evaluating all eight metrics was 1.475. However, the compensation committee exercised downward discretion and reduced the payout factor from 1.475 to 1.4 in light of the financial impact of the manufacturing excursion described in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2011, under “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Fiscal Years Ended December 31, 2010 and December 26, 2009.” The chart below illustrates how the annual bonus was calculated for 2010 for all of our associates including our named executive officers, using a hypothetical base salary and target bonus percentage.

		Target Bonus		Reduced
Base Salary		Percentage		Bonus Multiplier		2010 Annual Bonus
$400,000	X	60%	X	1.4	=	$336,000

Target Bonus Percentage

Target bonus percentages were established based on job responsibilities, internal relativity and peer group data. Our objective is to set bonus targets such that total annual cash compensation (salary and annual bonus) are between the 50th and 75th percentile. Based on our assessment of the individual performance and individual skill sets, the aggregate base salary and target bonus percentage of our named executive officers is at or closer to the 75th percentile. Our practice puts us within the broad middle range of peer group companies. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus program.

The target bonus percentage is evaluated during our annual merit cycle on the same basis as annual base salary (as discussed above in “2010 Compensation Decisions (By Component)-Base Salary”). At the beginning of 2010, the target bonus percentages of our named executive officers were as follows: Robert Gillette, 100%; Jens Meyerhoff, 80%; Bruce Sohn, 90%; Maja Wessels 60%; and Mary Beth Gustafsson, 60%. None of these target bonus percentages were adjusted during the 2010 merit cycle because they had been adjusted several months earlier in connection with organizational changes that occurred at the beginning of Mr. Gillette’s tenure in 2009.

Mid-Year Changes and Related Salary Adjustments.  In connection with Mr. Meyerhoff’s assumption of the additional role of president, utility systems business, the compensation committee increased Mr. Meyerhoff’s 2010 target bonus percentage to 90%.

2011 Merit Cycle.  During the 2011 merit cycle, the compensation committee increased Ms. Gustafsson’s target bonus percentage to 70%. In addition, because the compensation committee now must affirmatively establish Mr. Gillette’s target bonus percentage each year, the compensation committee determined that Mr. Gillette’s target bonus percentage would remain at 100%.

Other Cash Incentives

For certain roles, we have granted individual incentives or sign-on bonuses to attract associates to the Company. Often the sign-on bonus is necessary to compensate an associate for the potential compensation from a prior employer he or she must forfeit to join First Solar. This was the case for Mr. Gillette, our chief executive officer. When we hired him, we agreed to pay him a one-time cash sign-on bonus of $5 million cash, the second and last installment of which was paid on October 1, 2010.

In connection with Ms. Wessels’ move from our Belgium office to our Tempe, Arizona world headquarters, we agreed to pay Ms. Wessels a one-time assignment completion bonus of $368,438.

Equity-Based Compensation

We are a firm proponent of equity-based compensation because we believe that (i) it aligns the interests of our associates more closely with those of our stockholders, and (ii) for some positions (particularly executive level positions), offering equity-based compensation is key to attracting and retaining associates of the highest caliber.

Equity-based compensation, typically restricted stock units but occasionally stock options, is granted under our 2010 Omnibus Incentive Compensation Plan, following its adoption at the June 1, 2010 annual meeting of stockholders. Except with respect to Mr. Gillette’s and Mr. Meyerhoff’s 2010 equity awards (discussed below, “2010 Compensation Decisions (By Component) — Equity-Based Compensation — Mr. Gillette’s Contractual Equity Grants and Mr. Meyerhoff’s 2010 Equity Awards”) and the limited circumstance where relevant tax laws favored another vesting schedule, the restricted stock units granted in 2010 vest over four years, at the rate of 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to an associate’s continued employment with us.

Any options granted are issued with exercise prices no less than fair market value as of the date of grant. Our most recent stock option grant was a sign-on equity grant to Mr. Gillette, our chief executive officer. Some associates, including some of our named executive officers, still hold outstanding option grants granted under the First Solar Holdings, LLC 2003 Unit Option Plan.

Following the adoption of the 2010 Omnibus Plan, we have not granted, nor do we anticipate granting any awards outside of the 2010 Omnibus Plan, and we incorporated into our granting policies a change to our standard vesting schedule for restricted stock grants commencing with grants made in 2011. The revised schedule provides for four year straight-line vesting (25% per year commencing on the first anniversary of the grant date) and provides an additional 12 months’ service credit for purposes of vesting in the event of the associate’s in-service death.

Our practice is not to time the date of our equity awards, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether they are or are not in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative. Equity grants to our named executive officers are described in greater detail in the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

New Hire Grants

With very limited exceptions, every associate of the Company is granted equity compensation when hired, with the amount dependent on (i) the associate’s job responsibilities (recognizing that higher level roles may have a greater influence on the ability of the Company to meet its objectives and succeed), and (ii) the region where the associate is located (so that the amount is reflective of local compensation practices and consistent with the compensation market in a particular region). In 2010, we granted 140,448 restricted stock units under new hire grants to 1,568 newly hired associates.

Long-Term Incentive Programs

We have a discretionary practice of granting exempt associates in the United States (i.e., those exempt from the overtime rules under the U.S. Fair Labor Standards Act) and associates in equivalent job categories outside of the United States annual equity compensation grants in the form of restricted stock units. In 2010, we adopted a performance equity program for our senior executives including each named executive officer other than Mr. Gillette (who received guaranteed grants of equity-based awards under the employment agreement that was negotiated in connection with his hiring), under which the availability of the discretionary annual equity compensation grants are contingent on the Company’s attainment of a performance goal.

On March 24, 2010 we granted 853,902 restricted stock units under the 2006 Omnibus Incentive Compensation Plan (which represents approximately 0.99% of our issued and outstanding common stock as of December 31, 2010) to 1,451 associates representing approximately 30% of our associates at the time of the grant, including 90,922 restricted stock units to our executive officers (which group includes the named executive officers who participated in the program).

Awards under the long-term incentive programs (i) represent the largest component of executives’ compensation, (see “Compensation Discussion and Analysis — Components of 2010 Executive Compensation”), (ii) serve as a retention tool, and (iii) ensure that our executives’ compensation is linked to the long-term interests of our stockholders and our Company performance, consistent with our compensation philosophy.

2010 Performance Equity Program.  The 2010 performance equity program is a performance share program for senior executives in which our senior executives (including each named executive officer other than Mr. Gillette) earns the right to receive a long-term incentive program award up to a specified maximum value subject to the Company’s achievement of a performance threshold. In 2010, the performance threshold was the achievement by the Company of operating income of at least $317 million (calculated before the impact of stock-based compensation and with foreign exchange rates normalized to the rate used in preparing our annual operating plan). As explained in “2010 Compensation Decisions (by Component) — Cash Incentive Compensation — Targets, Objectives Calculation,” this financial metric was chosen to focus associates on the importance on the Company’s fiscal discipline and profitability. If the metric was not achieved, no incentive compensation would have been payable under this program (or under the annual bonus program).

The maximum grant value for our named executive officers was: Mr. Meyerhoff ($2 million); Mr. Sohn ($3.2 million); Ms. Wessels ($1.3 million) and Ms. Gustafsson ($1.8 million). Each senior executive grantee was advised that the actual award value would be subject to downward discretion to align it with the market and performance.

Grant Size.  When determining 2010 grant size, Compensation Strategies, the compensation committee’s compensation consultant, developed a matrix using criteria approved by the compensation committee that established a “base” long-term incentive award value for each salary grade at each level of individual performance. For senior executives (generally our Section 16 officers), thirty percent of that base value could be further adjusted to reflect individual performance. For participants in the performance equity program, the matrixed award could not exceed the maximum grant value.

Settlement of Performance Equity Program Awards and the Exercise of Downward Discretion.  Upon certification that the Company had achieved the operating income performance threshold, the compensation committee exercised its downward discretion to grant the following long-term incentive awards to the named executive officers under the performance equity program: Mr. Meyerhoff (7,583 restricted stock units totaling $1.1 million); Mr. Sohn (7,583 restricted stock units totaling $1.1 million); Ms. Wessels (6,135 restricted stock units totaling $890,000); and Ms. Gustafsson (8,616 restricted stock units totaling $1.25 million). The grants were made on March 22, 2011 with the dollar value of the long-term incentive awards converted to restricted stock units by dividing the value by the average share price for the three full months preceding the date of grant (December 1, 2010 — February 28, 2011) and rounding up to the next whole restricted stock unit.

Mr. Meyerhoff’s 2010 Equity Awards

Effective July 1, 2010, Mr. Meyerhoff assumed the additional role of president of our new utility systems business group. In connection with the assumption of this role, we made an incremental grant of 22,000 restricted stock units to Mr. Meyerhoff. Vesting of the first 3,000 restricted stock units (achieved in 2010) was contingent on Mr. Meyerhoff’s establishment of the utility systems business organization. Vesting of the next tranche, an additional 3,000 restricted stock units was contingent on the establishment by Mr. Meyerhoff of specific templates, tools and processes for the business.

The other tranches, each of which can partially vest in scheduled sub-tranches, relate to:

Solar Projects Developed:	Vesting of a scheduled amount of restricted stock units if full notice to proceed is achieved on identified projects (or substitute projects with equivalent megawatts) by a certain date (maximum of 7,000 restricted stock units)

Solar Projects Sold:	Vesting of a scheduled amount of restricted stock units if identified projects (or substitute projects with equivalent megawatts) are sold at or above a scheduled price (maximum of 7,000 restricted stock units)

Solar Projects Financed:	Vesting of a scheduled amount of restricted stock units if identified projects obtain specified forms of loan guarantees or bank financing (maximum of 2,000 restricted stock units)

In establishing the performance criteria, the compensation committee believed Mr. Meyerhoff would satisfy the performance criteria on the first two qualitative tranches (now both since vested) at or near the end of 2010, and that the remainder of the restricted stock units could be earned within the remaining two year period.

Mr. Gillette’s Contractual Equity Grants

By the terms of his employment agreement, Mr. Gillette was guaranteed a minimum $5 million long-term incentive award in respect of each of 2009 and 2010. These equity awards were granted in March 2010 under the 2006 Omnibus Plan. While the compensation committee had originally intended the 2010 award to be made in 2011, this award was shifted to 2010 to allow for the grant to be made under the 2006 Omnibus Plan in a tax effective manner. Mr. Gillette’s 2009 long-term incentive award vests over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to his continued employment with us. Mr. Gillette’s 2010 long-term incentive award vests ratably at an annual rate of 25% per year (the same rate of vesting of restricted stock units awarded to other members of our senior leadership team under the 2010 performance equity program, which provides for restricted stock units to be awarded under our 2010 Omnibus Plan). Consistent with the original intent of the grant, the first tranche does not vest until the second anniversary of the date of grant, such that it would vest no sooner than if the grant had been made in 2011. Therefore, subject to Mr. Gillette’s continued employment, the 2010 long-term incentive award will be fully vested on the fifth anniversary of the date of grant. Mr. Gillette’s 2010 long-term incentive award expressly prohibits accelerated vesting for any reason (including change in control) prior to the first anniversary of the date of grant.

Broad-based Benefits Programs and Other Compensation

401(k).  Our named executive officers are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 100% of our associates’ contributions to the plan up to a maximum of 4% of an associate’s plan compensation. In 2010, each named executive officer other than Ms. Wessels received the maximum matching contribution of $9,800. Ms. Wessels, who commenced participating in the 401(k) plan in connection with her move to the United States, received a $3,613 matching contribution.

Other Benefits.  Our named executive officers each have vacation entitlements of four weeks per year. During 2010, Ms. Wessels received certain benefits under an international assignment policy and was eligible for relocation benefits in connection with her move to the United States, all of which is described in more detail in “Executive Compensation-Employment Agreements-Maja Wessels” and are detailed in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements and Related Arrangements

We have entered into employment agreements with certain of our executives, including each of our named executive officers. We have also entered into separate non-competition and non-solicitation agreements and confidentiality agreements with our senior executives, including each of our named executive officers. The compensation committee believes these contracts are fair, reasonable, appropriate and necessary to attract and retain the executives who are party to these agreements.

The named executive officer employment agreements generally provide that if an executives’ employment is terminated without “cause” (as defined therein) the executive shall be eligible for (i) salary continuation for a severance period subject to the execution of a release of claims in favor of the Company, (ii) health benefit coverage for the severance period, in some cases subject to certain contingencies, (iii) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards with any options to remain exercisable for one year plus 90 days after such employment termination; and (iv) to the extent not fully vested, full vesting of the new hire equity grants of those senior executives (including Mr. Sohn, Mr. Meyerhoff, Ms. Wessels and Ms. Gustafsson). As of April 13, 2011, only the new hire equity awards of Ms. Wessels, Ms. Gustafsson and Mr. Sohn would benefit from the additional vesting described above under (iv). The named executive officer employment agreements also provide for an additional 12 months service credit and option exercise period for purposes of determining vesting of equity-based compensation in the event employment terminates due to the executives’ death or disability (as defined therein).

The non-competition and non-solicitation agreements establish a “protected period” that matches the severance period. During the protected period, the senior executives are subject to restrictive covenants as described in the agreement. The confidentiality agreements describe the Company’s expectations of the executives regarding the Company’s proprietary and confidential information.

For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation - Employment Agreements and Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control).”

Change in Control Severance Agreements

We have entered into change in control severance agreements (“CIC Agreements”) with each of our named executive officers and certain other key officers and associates. The purpose of these agreements, which are substantially identical, is to align the interest of the executives with our stockholders in any potential change in control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives and associates and allowing them to focus their continued attention and dedication to their assigned duties.

Equity Vesting.  The CIC Agreements provide for full vesting of unvested equity-based compensation upon a change in control of the Company thereby ensuring that such executives and associates are fairly compensated for the lost opportunity to realize the value of awards that is typically precipitated by a change in control. While our equity plans also contemplate vesting of this equity if it is not assumed by a successor entity (see Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — 2010 Omnibus Incentive Compensation Plan), the CIC Agreements ensure this vesting will occur whether or not the equity-based awards are assumed for executives with these arrangements. Given that a substantial portion of their income is comprised of equity-based compensation that vests over time (see Compensation Discussion and Analysis — Components of 2010 Executive Compensation), the compensation committee believes that this promise is fair, reasonable, appropriate and meaningful to our executives.

Severance Benefits.  The CIC Agreements provide a standard severance package for all executives in the event their employment is terminated without “cause” or they resign for “good reason” within two years following a change in control. We believe this standard benefit reinforces the notion that in a change in control situation, all of the executives are similarly situated and must remain focused. The standard benefit is two times their base salary, two times a bonus amount (which is defined as the greater of (i) the executive’s target annual bonus for the year of termination, and (ii) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date, a pro-rated target bonus, 18 months welfare benefit continuation, and outplacement benefits (maximum of $20,000). Severance benefits are subject to the executive’s execution of a release in favor of the Company.

Parachute Tax Gross-Up.  The CIC Agreements provide a parachute tax gross-up (unless the total payments are within 110% of the 280G parachute tax threshold in which case the parachute payments are reduced to just below the threshold). While we are aware that certain stockholder groups disfavor these gross-ups we believe they are fair, reasonable and appropriate for First Solar because they (i) neutralize the potential internal equity issues related to the different tax jurisdictions of our executive group (i.e., Arizona, Ohio, and New York); and (ii) support our compensation structure by not penalizing our executives for weighting our total compensation structure towards long-term, equity-based compensation (which can result in parachute taxes), rather than short-term current compensation (which can avoid parachute tax payments but is inconsistent with our executive compensation policies).

Evaluation by the Compensation Committee:  When the Company originally entered into the CIC Agreements, the compensation committee reviewed the terms of the CIC Agreements in consultation with an independent consultant, assessed the impact of possible payouts under the CIC Agreements in the event of a change in control and concluded that the CIC Agreements were fair and reasonable. The CIC payment estimates are presented to, and reviewed by, the compensation committee each time compensation is evaluated. The compensation committee continues to believe the payments are fair and reasonable. For a further description of compensation provided in the event of a change in control, see “Executive Compensation — Potential Payments Upon Termination or Change in Control - Potential Payments Upon a Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Code.  With certain material exceptions, Section 162(m) of the Code limits the deductibility of compensation paid by a public company in any year to $1 million to each of the chief executive officer and the next three most highly paid executive officers other than the chief financial officer. A transition rule generally applies to compensation paid under plans and arrangements in existence on the date of an initial public offering, pursuant to which such compensation will not be subject to the $1 million limit. Prior to the June 1, 2010 annual meeting of stockholders, the Company generally sought to avail itself of this transition rule, and expects that transition rule to continue to apply to amounts paid or awards granted prior to the date of the Company’s annual meeting held on June 1, 2010.

The Company’s 2010 Omnibus Incentive Compensation Plan is designed to enable most executive compensation to be deductible by the Company under Section 162(m) of the Code; however, the compensation committee has not adopted a policy that all compensation must be deductible, particularly where additional compensation may be needed to attract or retain executives for key leadership positions in the Company.

Section 280G of the Code.  Section 280G of the Code denies a tax deduction on certain compensation payments to any “disqualified individual” (which term includes our named executive officers) that are contingent upon a “change in ownership or control” of the Company. A tax deduction for compensation in excess of the disqualified individual’s average taxable compensation is denied, but only if the total change in control payments equal or exceed three times the individual’s average taxable compensation (i.e., the 280G parachute tax threshold). In addition, if the threshold is exceeded, a 20% excise tax is imposed on the “disqualified individual” under Section 4999 of the Code. The Company has entered into CIC Agreements with certain executive officers, including each of the named executive officers that provides for the Company to gross-up such executive officer for the 20% excise tax if the applicable compensation exceeds 110% of the 280G limit (payments will be cut back to less than the 280G limit if the 110% threshold is not exceeded). The Company has estimated the parachute payments that would have been payable had a change in control occurred and each named executive officer’s employment been terminated on December 31, 2010. See “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control.” As of that date, we estimated that Ms. Gustafsson and Ms. Wessels were the only named executive officers who would have had payments subject to the tax gross up and deduction disallowance.

Accounting for Equity-Based Compensation.  The Company uses FASB ASC Topic 718 Compensation — Stock Compensation for purposes of determining the fair value of its equity-based compensation. The assumptions used in the calculation of these amounts are included in Note 17, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2011. The fair value of awards made to each named executive officer in 2010 are set forth under “Executive Compensation — Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.

Since the formation of the compensation committee in October 2006, Michael Sweeney has served on the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006. Mr. José H. Villarreal has served on the compensation committee since his appointment to the board of directors on September 24, 2007. Mr. William J. Post has served on the compensation committee since July 26, 2010.

The compensation committee is and has been comprised solely of non-associate directors who were each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.

With a keen sense of awareness of its fiduciary obligations, the compensation committee actively engages management and reviews data on (i) the relationship between the Company’s incentive compensation programs and the Company’s long-term strategic goals, (ii) the impact of any individual compensation changes on total compensation (including reviewing executive tally sheets), and (iii) the possibility that any particular program or arrangement could incentivize inappropriate risk-taking behaviors. The compensation committee believes that the Company’s compensation philosophy is appropriate and that the Company’s incentive compensation programs are an important tool that allows all associates, including management, to successfully focus on matters critical to the Company’s long-term success.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Members of the Compensation Committee

Michael Sweeney (Chair)
William J. Post
Paul H. Stebbins
José H. Villarreal

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”), for the fiscal years ended December 31, 2010, December 26, 2009 and December 27, 2008, respectively.

										Non-Equity
										Incentive	All
						Stock		Option		Plan	Other
		Salary		Bonus		Awards		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)		($)		($)(2)		($)(2)		($)(3)	($)(4)	($)

Robert J. Gillette(5)	2010	850,000		2,500,000	(8)	8,764,538	(9)	—		1,190,000	10,352	13,314,890
Chief Executive Officer	2009	202,692		2,500,000	(8)	9,750,080	(10)	3,250,015	(12)	850,000	60	16,552,847
	2008	—		—		—		—		—	—	—
Jens Meyerhoff	2010	454,376		—		3,657,605	(11)	—		630,000	19,687	4,761,668
Chief Financial Officer	2009	390,033		—		1,169,184		—		451,891	19,688	2,030,796
President, Utility Systems Business Group	2008	372,462		—		1,442,162		—		263,340	17,518	2,095,482
Bruce Sohn	2010	555,000		—		1,681,043		—		699,300	10,160	2,945,503
President	2009	461,635		—		1,831,296		—		686,813	79,891	3,059,635
	2008	403,846		—		2,259,320		—		330,000	57,816	3,050,982
Maja Wessels(6)	2010	358,256	(13)	—		613,577		—		323,368	680,440	1,975,641
Executive Vice President,	2009	—		—		—		—		—	—	—
Global Public Affairs	2008	—		—		—		—		—	—	—
Mary Beth Gustafsson(7)	2010	342,001		—		903,619		—		289,854	10,352	1,545,826
Executive Vice President,	2009	—		—		—		—		—	—	—
General Counsel, Corporate Secretary	2008	—		—		—		—		—	—	—

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.

(2)	The amounts reported in these columns reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. The assumptions and methodologies used in the calculations of these amounts are set forth, for 2010, in Note 17. “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (or, in the case of grants made prior to 2010, the corresponding footnote in the Company’s Form 10-K for the applicable year). Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our associates is generally recognized over the vesting periods applicable to the awards. The Securities and Exchange Commission’s disclosure rules previously required that we present stock award and option award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the Securities and Exchange Commission disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentations using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the Securities and Exchange Commission’s past disclosure rules, the amounts reported in the table above for stock awards and option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for this year. As a result, to the extent applicable, each named executive officer’s total compensation amounts for 2008 also differ from the amounts previously reported in our Summary Compensation Table for this year. For a discussion of specific stock and option awards during 2010, see also “Grants of Plan-Based Awards” below and the narrative discussion that follows.

(3)	The amounts in this column represent cash incentive compensation under our annual bonus program. For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2010 Executive Compensation” and “Compensation Discussion and Analysis — 2010 Compensation Decisions (By Component) — Cash Incentive Compensation — Annual Bonus Program.”

(4)	All Other Compensation is comprised of the following for fiscal years 2010, 2009 and 2008:

			Tax Gross-
			Ups for					Total All
		Relocation	Relocation	401 (k)	Insurance			Other
		Benefits	Benefits	Matching	Benefits	Other		Compensation
Name	Year	($)	($)	Contribution ($)	($)	($)		($)

Robert J. Gillette	2010	—	—	9,800	552	—		10,352
	2009	—	—	—	60	—		60
Jens Meyerhoff	2010	—	—	9,800	9,887	—		19,687
	2009	—	—	9,800	9,888	—		19,688
	2008	—	—	7,750	9,768	—		17,518
Bruce Sohn	2010	—	—	9,800	360	—		10,160
	2009	50,284	19,447	9,800	360	—		79,891
	2008	29,073	20,633	7,750	360	—		57,816
Maja Wessels	2010	24,441	2,429	3,613	2,291	647,666	(4a)	680,440	(4b)
Mary Beth Gustafsson	2010	—	—	9,800	552	—		10,352

(4a)	Consists of the following benefits under the Company’s international assignment policy: (1) $122,022 tax equalization, (2) $112,113 housing allowance, (3) $41,778 cost of living allowance, (4) $3,315 vehicle allowance and (5) $368,438 assignment completion bonus.

(4b)	Includes benefits under the international assignment policy of €213,370 translated at an average exchange rate of $1.32/€1.00.

(5)	Mr. Gillette’s employment with us commenced on October 1, 2009.

(6)	Ms. Wessel’s employment with us commenced on May 5, 2008. She was not a named executive officer in 2008 or 2009.

(7)	Ms. Gustafsson’s employment with us commenced on October 6, 2008. She was not a named executive officer in 2008 or 2009.

(8)	Represents a one-time cash sign-on bonus of $5,000,000, of which, 50% was paid on October 8, 2009, and the other 50% was paid on October 1, 2010.

(9)	Represents Mr. Gillette’s contractual equity grants for 2009 and 2010 of 80,078 restricted stock units at a market price of $109.45. The 2009 award vests over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date of March 24, 2010. The 2010 award is scheduled to vest at a rate of 25% per year commencing on the second anniversary of the grant date of March 24, 2010.

(10)	Includes a fully vested, stock sign-on grant on October 12, 2009 of 20,313 shares at a market price of $160.00 per share as of that date and a new hire grant of 40,625 restricted stock units at a market price of $160.00, scheduled to vest in a lump sum on October 12, 2011.

(11)	Includes Mr. Meyerhoff’s 2010 award of 22,000 restricted stock units at a market price of $117.45, of which 3,000 units vested in the fourth quarter of 2010 and 3,700 units vested in the first quarter of 2011. The remaining 15,300 units may vest upon achievement of certain performance criteria related to solar projects developed, sold, and financed.

(12)	Represents a new hire grant of 34,084 fully vested stock options with an exercise price of $160.00, the fair market value of our shares on October 12, 2009.

(13)	Includes salary of €203,101 translated at an average exchange rate of $1.32/€1.00.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2010. Unless otherwise noted in the table below, the restricted stock units granted in 2010 vest over four years 20%, 20%, 20% and 40%, respectively, commencing on the first anniversary of the grant date.

					All	All
					Other	Other Stock
					Stock	Option			Grant
			Estimated Possible		Awards:	Awards:	Exercise		Date Fair
			Payouts Under		Number	Number of	or Base	Market	Value of
			Non-Equity Incentive		of Shares	Securities	Price of	Price on	Stock and
			Plan Awards(1)		of Stock	Underlying	Option	Grant	Option
	Award	Grant	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Type	Date	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)(2)

Robert J. Gillette	RSU	3/24/2010			40,039			109.45	4,382,269
	RSU	3/24/2010			40,039 (3)			109.45	4,382,269
	Annual Cash		850,000	1,955,001
Jens Meyerhoff	RSU	3/24/2010			9,810			109.45	1,073,705
	RSU	7/01/2010			22,000 (4)			117.45	2,583,900
	Annual Cash		450,000	1,035,000
Bruce Sohn	RSU	3/24/2010			15,359			109.45	1,681,043
	Annual Cash		499,500	1,148,850
Maja Wessels	RSU	3/24/2010			5,606			109.45	613,577
	Annual Cash		230,977	531,248
Mary Beth Gustafsson	RSU	3/24/2010			8,256			109.45	903,619
	Annual Cash		207,038	476,188

(1)	For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2010 Executive Compensation” and “Compensation Discussion and Analysis — 2010 Compensation Decisions (By Component) — Cash Incentive Compensation — Annual Bonus Program.”

(2)	The grant date fair value of the stock and option awards was determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 17, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2011.

(3)	This plan-based award vests over five years at the rate of 25% per year, commencing on the second anniversary of the grant date.

(4)	This plan-based award vests upon certification that specific operational milestones related to the utility systems business have been achieved. For a description of this award see “Compensation Discussion and Analysis — Components of 2010 Executive Compensation” and “Compensation Discussion and Analysis — 2010 Compensation Decisions (By Component) — Equity-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option and stock awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards(1)
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
									Plan Awards:	or Payout
								Market	Number of	Value of
							Number	Value	Unearned	Unearned
		Number of	Number of				of Shares	of Shares	Shares,	Shares,
		Securities	Securities				or Units	or Units	Units or	Units or
		Underlying	Underlying	Option			of Stock	of Stock	Other Rights	Other Rights
		Unexercised	Unexercised	Exercise	Option		That Have	That Have	That Have	that Have
	Grant	Options (#)	Options (#)	Price	Expiration	Grant	Not Vested	Not Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)(2)	(#)	($)(2)

Robert J. Gillette	10/12/2009	34,084 (3)	—	160.00	10/12/2019	10/12/2009	40,625 (4)	5,286,938	—	—
	—	—	—	—	—	3/24/2010	40,039	5,210,675	—	—
	—	—	—	—	—	3/24/2010	40,039 (5)	5,210,675	—	—

Total		34,084	—				120,703	15,708,288
Jens Meyerhoff	11/16/2006	—	18,751 (6)	20.00	11/16/2013	7/30/2007	7,000	910,980	—	—
	—	—	—	—	—	8/16/2007	3,600	468,504	—	—
	—	—	—	—	—	4/28/2008	3,030	394,324	—	—
	—	—	—	—	—	4/27/2009	6,153	800,751	—	—
	—	—	—	—	—	3/24/2010	9,810	1,276,673	—	—
	—	—	—	—	—	7/01/2010	—	—	19,000	2,472,660 (7)

Total		—	18,751				29,593	3,851,232	19,000	2,472,660
Bruce Sohn	3/21/2007	68,500	37,500 (8)	54.50	3/21/2014	7/30/2007	8,000	1,041,120	—	—
	—	—	—	—	—	8/16/2007	4,000	520,560	—	—
	—	—	—	—	—	4/28/2008	4,747	617,775	—	—
	—	—	—	—	—	4/27/2009	9,638	1,254,289	—	—
	—	—	—	—	—	3/24/2010	15,359	1,998,820	—	—

Total		68,500	37,500				41,744	5,432,564
Maja Wessels	—	—	—	—	—	7/28/2008	5,700	741,798	—	—
	—	—	—	—	—	4/27/2009	6,893	897,055	—	—
	—	—	—	—	—	3/24/2010	5,606	729,565	—	—

Total		—	—				18,199	2,368,418
Mary Beth Gustafsson	—	—	—	—	—	10/27/2008	4,800	624,672	—	—
	—	—	—	—	—	4/27/2009	6,153	800,751	—	—
	—	—	—	—	—	3/24/2010	8,256	1,074,436	—	—

Total		—	—				19,209	2,499,859

(1)	Unless otherwise noted, restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to the named executive officer’s continued employment with us.

(2)	The market value was calculated using the closing market price of our common stock on December 31, 2010 of $130.14.

(3)	These options were fully vested upon issuance.

(4)	These restricted stock units vest in a lump sum on October 12, 2011.

(5)	These restricted stock units vest over five years 25% annually beginning on the second anniversary of the grant date, subject to Mr. Gillette’s continued employment with us.

(6)	These options vested with respect to 20% of the underlying shares on June 1, 2007; and thereafter, vest in equal monthly installments for 48 months, subject to Mr. Meyerhoff’s continued employment with us.

(7)	These restricted stock units vest in tranches, each contingent upon the achievement of pre-established performance metrics over a two year performance period. For a description of this award see “Compensation

Discussion and Analysis — 2010 Compensation Decisions (By Component) — Equity-Based Compensation — Mr. Meyerhoff’s 2010 Equity Awards.”

(8)	These options vested with respect to 20% of the underlying shares on March 12, 2008; and thereafter, vest in equal monthly installments on the first day of each month for 48 months, subject to Mr. Sohn’s continued employment with us.

Option Exercises and Stock Vested

The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended December 31, 2010 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)(2)

Robert J. Gillette	—	—	—	—
Jens Meyerhoff	77,500	9,030,531	10,849	1,432,572
Bruce Sohn	34,000	2,702,178	9,993	1,264,077
Maja Wessels	—	—	3,624	481,669
Mary Beth Gustafsson	—	—	3,139	438,026

(1)	Value reflects the market value of our common stock at exercise less the exercise price.

(2)	Value reflects the market value of our common stock on the vesting date. For a description of vesting of restricted stock units see “Compensation Discussion and Analysis — Components of 2010 Executive Compensation” and “Compensation Discussion and Analysis — 2010 Compensation Decisions (By Component) — Equity-Based Compensation.”

Pensions and Nonqualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements (other than such arrangements, disclosed elsewhere in this proxy statement) that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.

Employment Agreements and Arrangements

Robert J. Gillette

Effective as of October 1, 2009, we entered into an employment agreement with Mr. Robert J. Gillette, our chief executive officer. Under the terms of his employment agreement, Mr. Gillette is entitled to an annual base salary of $850,000 (subject to annual increases at our discretion), is eligible to receive a discretionary annual bonus and receives standard employee benefits (including eligibility to participate in the Company’s equity incentive plans) and four weeks of vacation per year. With respect to the annual bonus, the Company agreed that Mr. Gillette’s target bonus 2010 would be 100% of his annual base salary and that his bonus for 2009 would be no less than $850,000.

As a further incentive to join the Company, the Company agreed that the equity grant date value of Mr. Gillette’s restricted stock unit awards made in respect of each of fiscal years 2009 and 2010 would be $5,000,000. In March 2010, the Company awarded Mr. Gillette both his 2009 and 2010 equity so that the grant could be made in a tax effective manner. See “Compensation Discussion and Analysis — 2010 Compensation Decisions (Compensation Discussion and Analysis — 2010 Compensation Decisions (By Component) — Equity-Based Compensation — Mr. Gillette’s Contractual Equity Grants”) Upon entering into the employment agreement, the Company provided certain sign-on compensation including a cash sign-on bonus of $5,000,000, one half of which was payable in a lump sum less applicable withholdings within 15 days of October 1, 2009 and the remainder of which was paid on October 1, 2010.

Our employment agreement with Mr. Gillette provides that, in the event Mr. Gillette’s employment is terminated by us without cause, Mr. Gillette will receive the following: (a) a lump sum cash severance payment equal to two years of his annual base salary, payable within 10 business days following the effective date of a release of claims in favor of the Company, (b) continued health benefits until the earlier of 24 months following termination and the executive’s coverage under any other medical benefits plan and (c) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards (other than with respect to the initial restricted stock unit award described in the previous paragraph) with any options to remain exercisable for one year plus 90 days after such employment termination (e.g., should he be granted options beyond the initial stock options (the post termination exercise period for which is as described in the previous paragraph). In the event of termination of Mr. Gillette’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Gillette must sign a release in order to receive severance payments.

Mr. Gillette is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Gillette will not compete with the Company or solicit Company associates for two years after termination of his employment.

Mr. Gillette has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements” and discussed at “Compensation Disclosure and Analysis — Change in Control Agreements.”

Jens Meyerhoff

Effective as of December 30, 2008, we entered into an amended and restated employment agreement with Mr. Jens Meyerhoff to serve as our chief financial officer, which was amended in July 2009 to provide for accelerated vesting of his new hire equity grant upon a termination of employment without cause and amended again effective as of July 1, 2010 to reflect Mr. Meyerhoff’s assumption of the role of president, utility systems business. In connection with Mr. Meyerhoff’s assumption of his new role, we also granted 22,000 restricted stock units that vest only upon achievement of specified performance milestones, as described in more detail in “Compensation Discussion and Analysis — 2010 Executive Compensation Decisions (By Component) — Equity Based Compensation — Mr. Meyerhoff’s 2010 Equity Awards.”

Under the terms of his employment agreement, Mr. Meyerhoff is entitled to an annual base salary of $500,000 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 90% of his annual base salary. Mr. Meyerhoff is eligible for standard health benefits, or, in lieu thereof and at Mr. Meyerhoff’s election, separate medical insurance benefits with costs reimbursed by us and other standard employee benefits. Mr. Meyerhoff also receives four weeks of vacation per year.

Our employment agreement with Mr. Meyerhoff provides that, in the event Mr. Meyerhoff’s employment is terminated by us without cause, Mr. Meyerhoff will receive the following: (a) severance equal to 24 months of his annual base salary, payable over the 24-month period following termination of employment, (b) continued health benefits for 24 months, (c) full vesting of the unvested portion of Mr. Meyerhoff’s new hire equity grant, which options will remain exercisable for one year plus 90 days after such employment termination, and (d) an additional 12 months’ service credit for purposes of determining vesting on his other equity-based compensation awards (other than the 22,000 restricted share units described above, which are not subject to accelerated vesting). The additional vesting described in (d) above also applies if Mr. Meyerhoff’s employment terminates due to his death or disability. In the event of termination of Mr. Meyerhoff’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Meyerhoff must sign a release in order to receive severance payments.

Mr. Meyerhoff is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Meyerhoff will not compete with the Company or solicit Company associates for 24 months after termination of his employment.

Mr. Meyerhoff has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in

Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements” and discussed at “Compensation Disclosure and Analysis — Change in Control Agreements.”

Bruce Sohn

Effective as of November 11, 2008, we entered into an amended and restated employment agreement with Mr. Bruce Sohn, to serve as our president, which was amended in July 2009 to provide for accelerated vesting of his new hire equity grant upon a termination of employment without cause. Under the terms of his employment agreement, Mr. Sohn is entitled to an annual base salary of $555,000 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 90% of his annual base salary. Mr. Sohn receives standard employee benefits and four weeks of vacation per year.

Our employment agreement with Mr. Sohn provides that, in the event Mr. Sohn’s employment is terminated by us without cause, Mr. Sohn will receive the following: (a) severance equal to 24 months of his annual base salary, payable over the 24-month period following termination of employment, (b) continued health benefits for 24 months, (c) full vesting of the unvested portion of Mr. Sohn’s new hire equity grant, which options will remain exercisable for one year plus 90 days after such employment termination, and (d) an additional 12 months’ service credit for purposes of determining vesting of his equity-based compensation awards other than his new hire equity grant. The additional vesting described in (d) above also applies if Mr. Sohn’s employment terminates due to his death or disability. In the event of termination of Mr. Sohn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Sohn must sign a release in order to receive severance payments.

Mr. Sohn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Sohn will not compete with the Company or solicit Company associates for 24 months after termination of his employment.

Mr. Sohn has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements.”

Maja Wessels

Effective as of May 5, 2008, First Solar GmbH, an indirect German subsidiary of the Company, entered into an employment contract with Ms. Wessels under Belgian law to serve as our vice president, governmental affairs EMEA. This agreement provided Ms. Wessels with an annual base salary of €274,953, our Belgian fringe benefit package and certain additional perquisites, including use of an automobile and expenses related to her child’s education (up to a maximum €30,000 per year). On October 1, 2009, Ms. Wessels’ employment contract was amended and restated in connection with her promotion to executive vice president, global public affairs. At that time, Ms. Wessels entered into a CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements,” and we agreed to vest her new hire equity grant if her employment were terminated without “cause.” The Company also agreed to provide Ms. Wessels with the benefit of its international assignment policy (specifically, tax equalization benefits, a housing allowance and cost of living allowance). These payments are described in more detail in the footnoted table to the “All Other Compensation” column of the Summary Compensation Table.

On October 1, 2010, we relocated Ms. Wessels to the United States and her Belgian employment contract terminated by its terms. In connection with this move, Ms. Wessels became eligible for relocation benefits under the terms of our relocation policy (which is detailed in the “All Other Compensation” column of the Summary Compensation Table). Under the terms of her current employment agreement, Ms. Wessels is entitled to an annual base salary of $384,962 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 60% of her annual base salary. Ms. Wessels receives standard employee benefits and four weeks of vacation per year.

Our employment agreement with Ms. Wessels provides that, in the event Ms. Wessels’ employment is terminated by us without cause, Ms. Wessels will receive the following: (a) severance equal to 12 months of her annual base salary, payable over the 12-month period following termination of employment, (b) continued health benefits for 12 months (or if sooner until she is covered under another employer’s plan), (c) full vesting of the unvested portion of Ms. Wessels’ new hire equity grant, and (d) an additional 12 months’ service credit for purposes of determining vesting of her other equity-based compensation awards. The additional vesting in clause (d) also applies if Ms. Wessels’ employment terminates due to her death or disability. In the event of termination of Ms. Wessels’ employment for any reason, she is entitled to payment of her earned and unused (and unforfeited) vacation. Ms. Wessels must sign a release in order to receive severance payments.

Ms. Wessels is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Ms. Wessels will not compete with the Company or solicit Company associates for 12 months after termination of her employment.

Ms. Wessels has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements” and discussed at “Compensation Disclosure and Analysis — Change in Control Agreements.”

Mary Beth Gustafsson

Effective as of October 6, 2008, we entered into an employment agreement with Ms. Mary Beth Gustafsson, to serve as our vice president and general counsel. This employment agreement amended in July 2009 to provide for the vesting of her new hire equity in the event her employment terminated without cause and amended again in November 2009 to reflect Ms. Gustafsson’s promotion to executive vice president and her assumption of the corporate secretary function at that time. Under the terms of her employment agreement, Ms. Gustafsson is entitled to an annual base salary of $331,792 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 60% of her annual base salary. Ms. Gustafsson receives standard health benefits and four weeks of vacation per year.

Our employment agreement with Ms. Gustafsson provides that in the event Ms. Gustafsson’ employment is terminated by us without cause, Ms. Gustafsson will receive the following: (a) severance equal to 12 months of her annual base salary, payable over the 12-month period following termination of employment, (b) continued health benefits for up to 12 months (or if sooner until she is covered under another employer’s plan), (c) full vesting of the unvested portion of Ms. Gustafsson’ new hire equity grant, and (d) an additional 12 months’ service credit for purposes of determining vesting on her other equity-based compensation awards. The additional vesting in described in (d) above also applies if Ms. Gustafsson’ employment terminates due to her death or disability. In the event of termination of Ms. Gustafsson’ employment for any reason, she is entitled to payment of her earned and unused (and unforfeited) vacation. Ms. Gustafsson must sign a release in order to receive severance payments.

Ms. Gustafsson is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Ms. Gustafsson will not compete with the Company or solicit Company associates for 12 months after termination of her employment.

Ms. Gustafsson has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements” and discussed at “Compensation Disclosure and Analysis — Change in Control Agreements.”

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control)

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon involuntary termination without cause and termination due to disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For purposes of the calculations below, we have used a share value of $130.14 per share, which was the closing price of our common stock on December 31, 2010, the last trading day in the 2010 fiscal year. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. None of the named executive officers are entitled to compensation upon a termination for cause.

For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation or similar requirements, see “Compensation Discussion and Analysis — Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

	Involuntary Not for		Termination Due to
	Cause Termination		Death or Disability
Name	($)		($)

Robert J. Gillette
Cash Severance	2,550,000	(1)(2)	850,000	(6)
Health Coverage	19,111	(1)(4)	—
Equity Treatment	6,329,099	(5)	6,329,099	(7)

Total	8,898,210		7,179,099
Jens Meyerhoff
Cash Severance	1,450,000	(1)(2)(3)	450,000	(6)
Health Coverage	19,055	(1)	—
Equity Treatment	4,031,781	(5)	4,031,781	(7)

Total	5,500,836		4,481,781
Bruce Sohn
Cash Severance	1,609,500	(1)(2)(3)	499,500	(6)
Health Coverage	30,119	(1)	—
Equity Treatment	5,317,489	(5)	4,750,189	(7)

Total	6,957,108		5,249,689
Maja Wessels
Cash Severance	615,939	(1)(2)	230,977	(6)
Health Coverage	15,059	(1)(4)	—
Equity Treatment	1,112,176	(5)	617,644	(7)

Total	1,743,174		848,621
Mary Beth Gustafsson
Cash Severance	552,102	(1)(2)(3)	207,038	(6)
Health Coverage	15,059	(1)(4)	—
Equity Treatment	1,039,949	(5)	623,501	(7)

Total	1,607,110		830,539

(1)	Estimates based on aggregate payments to be made over the severance period as follows: (i) Ms. Wessels and Ms. Gustafsson (12 months); and (ii) Messrs. Gillette, Meyerhoff and Sohn (24 months).

(2)	Includes cash bonus calculated at target, because under the terms of the bonus program, the bonus is earned and payable to any associate who is employed on the last day of the year.

(3)	Severance payments shall be reduced by any compensation that the executive earns from employment during the respective severance period following such termination of employment.

(4)	Continued health benefit coverage will be provided by the Company, until the earlier of (i) the end of the severance period and (ii) the date the executive obtains coverage under any other medical benefits plan. Estimated value of continued medical coverage based on 2011 costs for this benefit.

(5)	Estimated aggregate value of 12 months acceleration of the vesting of equity-based compensation, full vesting of the new hire grants of Ms. Wessels and Ms. Gustafsson and full vesting of the new hire option awards of Messrs. Sohn and Meyerhoff. As of December 31, 2010, Mr. Meyerhoff had less than 12 months to vest on his new hire option award.

(6)	Our Non-Equity Incentive Compensation plan requires that all associates be employed through the end of the calendar year in order to receive a bonus payout, with the following exceptions: retirement, death, and U.S. long-term disability. These exceptions allow eligibility for a pro-rated award based on days of service completed during the performance year. Calculation assumes a target payout of 1x.

(7)	Estimated aggregate value of 12 months acceleration of the vesting of all equity-based compensation.

Potential Payments Upon a Change in Control

Consequences of change in control under equity-based compensation plans

2010 Omnibus Incentive Compensation Plan (and 2006 Omnibus Incentive Compensation Plan).  The 2010 Omnibus Plan (and its predecessor, the 2006 Omnibus Incentive Compensation Plan) provide that, unless otherwise provided in an award agreement, in the event of a change of control (as defined below) of the Company, or unless provision is made in connection with the change of control for assumption of, or substitution for, awards previously granted, any equity awards outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control, and cash incentive awards will be paid out as if the change of control date were the last day of the performance period and assuming target level of performance and all other awards will be deemed exercisable.

The term “change of control” in the 2010 Omnibus Plan (and the 2006 Omnibus Plan) is defined generally as the occurrence of any of the following events:

•	during any period of 24 consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets, subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

2003 Unit Option Plan.  The 2003 Plan permits the Company to accelerate the exercisability and vesting of options in the event of a change in control, but does not require the Company to do so.

Change in Control Severance Agreements

The Company has entered into change in control severance agreements, referred to as the CIC Agreements, with its executive officers and certain senior management, including each of its named executive officers. Under the CIC Agreements, if a change in control (substantially as defined in the 2010 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Executives who are party to a CIC Agreement will also be entitled to severance payments and benefits if the executive’s employment with the Company is terminated in anticipation of a change in control or if, during the two-year period after a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the executive’s annual base salary (without regard to any reduction giving rise to good reason) and (ii) the greater of —

•	the executive’s target annual bonus for the year of termination; and

•	the average of the annual cash bonuses payable to the executive by us in respect of the three full calendar years immediately preceding the calendar year that includes the termination date;

•	a pro-rated target annual bonus;

•	the continuation of, or reimbursement for, welfare and fringe benefits for 18 months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 ceiling).

To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

In addition to the foregoing, in accordance with the CIC Agreements, the Company will make certain tax “gross-up” payments to the executive to cover any excise taxes that may be imposed under Section 280G of the Code in connection with qualifying termination payments (including the acceleration of equity-based, long-term incentive and cash compensation upon a change in control) unless the value of the payments and benefits in connection with the change in control does not exceed by more than 10% of the maximum amount payable without triggering any such taxes, in which case the payments and benefits will be reduced to such maximum amount.

The table below shows the amounts that would be payable to each of the named executive officers in the event of a qualifying termination following a change in control, if a change of control and the qualifying termination had occurred on December 31, 2010, using a share value of $130.14 per share, which was the closing price of our common stock on December 31, 2010, the last trading day in the 2010 fiscal year.

The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

			Estimated
	Cash	Value of	Value of	Estimated	Estimated
	Severance	Accelerated	Medical and	Value of	Value of
	Payment	Equity	Welfare	Outplacement	280G Gross Up
	Amount	Awards	Benefits	Assistance	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert J. Gillette	4,250,000	10,497,613	16,531	20,000	—	14,784,144
Jens Meyerhoff	2,350,000	10,164,628	15,909	20,000	—	12,550,537
Bruce Sohn	2,626,313	10,370,064	24,298	20,000	—	13,040,675
Maja Wessels	1,599,159	3,255,418	24,016	20,000	1,459,496	6,358,089
Mary Beth Gustafsson	1,444,624	3,544,859	23,950	20,000	1,555,769	6,589,202

(1)	The Company will pay the executive an amount equal to two times the sum of (A) the executive’s annual base salary (without regard to any reduction giving rise to good reason) and (B) the greater of (i) the annual bonus and (ii) the average of the annual cash bonuses payable to the executive in respect of the three (3) calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three (3) full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he/she has been employed. Further, the Company will pay the executive an amount equal to the product of (A) the executive’s annual bonus and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year containing the termination date that the executive was employed by the Company or any affiliate, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the release effective date.

(2)	Vesting of equity awards is a “single-trigger” benefit; the awards vest upon a change in control.

(3)	Estimated value of 18 months continued medical and welfare benefits based on 2011 costs for these benefits.

(4)	Assumes a maximum payment of $20,000 which may be made for outplacement assistance.

(5)	Assumes the highest applicable federal and state income tax rates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of nine nominees. Information about these nominees is provided above under the heading “Directors.” Each of the nominees is currently serving as a director of the Company. The persons appointed in the enclosed proxy intend to vote such proxy for the election of each of the nine nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the annual meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless you have withheld authority.

Nominees

The board of directors has nominated for election to the board of directors the following nine nominees:

Michael J. Ahearn
Robert J. Gillette
Craig Kennedy
James F. Nolan
William J. Post
J. Thomas Presby
Paul H. Stebbins
Michael Sweeney
José H. Villarreal

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Discussion

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through at-risk compensation tied to an appropriate balance of near-term and long-term objectives. We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with First Solar’s mission and strategic plan. For these reasons, our board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

Because the vote is advisory, it will not be binding upon our board of directors; however, our board and compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Unless marked to the contrary, proxies received will be voted “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Recommendation

Our board of directors recommends a vote “FOR” the Company’s executive compensation as disclosed in this proxy statement.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing stockholders with an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers. Accordingly, we are asking stockholders to vote on whether future advisory votes on named executive officer compensation should occur every one year, every two years or every three years.

Discussion

After careful consideration of this proposal, our board of directors has determined that an advisory vote on named executive officer compensation that occurs every three years is the most appropriate policy for First Solar at this time, and therefore the board recommends that you vote for a three-year interval for the advisory vote on executive compensation. As described above under the caption “Compensation Discussion and Analysis” and elsewhere in this proxy statement, our executive compensation programs are designed to promote a long-term connection between pay and performance, and accordingly, our core executive compensation philosophy does not vary significantly from year to year. Consistent with our practice of seeking timely input from and engaging in frequent dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices, we sought investor viewpoints on this topic during the first quarter of 2011. As part of our regular dialogue with our stockholders, investors holding a substantial majority of our outstanding shares of common stock have advised us that they either are in favor of a three year executive compensation advisory vote cycle and/or that they would support management’s decision regarding the frequency of an executive compensation advisory vote. We will continue to emphasize the focus of the Company’s executive compensation program on driving long-term, sustainable, profitable growth and the design of the different program elements to act in an integrated manner so that it may properly be taken into account by stockholders in casting their advisory vote on executive compensation.

Required Vote

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and adoption of material changes to compensation programs. Unless marked to the contrary, proxies received will be voted “FOR” an advisory vote every three years on the compensation of our named executive officers.

Recommendation

Our board of directors unanimously recommends a vote for submitting the advisory vote on the compensation of our named executive officers to stockholders every three years.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. During fiscal years 2009 and 2010, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL REGARDING
ARIZONA IMMIGRATION REFORM

Management has been advised that NorthStar Asset Management Funded Pension Plan, P.O. Box 301840, Boston, MA 02130, the owner of 49 shares, intends to submit the following proposal for consideration and action by the stockholders at the annual meeting. Such stockholder has provided the following resolution and accompanying statements, and First Solar is not responsible for any inaccuracies contained therein. Our board of directors recommends a vote “AGAINST” this stockholder proposal.

Report on Potential Risks Due to Arizona Immigration Reform

Whereas, the Arizona Senate Bill Support Our Law Enforcement and Safe Neighborhoods Act (SB 1070), the broadest and strictest anti-illegal immigration measure in decades, was signed into Arizona law on April 23, 2010;

Whereas, critics of this law state that it encourages racial profiling and discrimination against Latinos, Hispanic-Americans, and others perceived to be “foreign;”

Whereas, First Solar illustrates its nondiscrimination stance through the firm non-discrimination policy in existence for its employees which states that the Company “values and respects the importance of a diverse and inclusive workforce,” and that it hires and trains employees “in all job titles without regard to race, color, religion, sex, age, national origin, veteran status, disability, sexual orientation, or gender identity.”

Whereas, First Solar is headquartered in Tempe, Arizona, and has yet to take a political stance on this public policy issue;

Whereas a USA Today news article (Boycotts over immigration law cost Arizona millions, November 21, 2010) reports that controversy over SB 1070 has cost the Arizona economy up to $250 million and has resulted in at least 2,700 job losses since the law’s creation in April, including boycotts by companies and municipalities across the United States who refuse to purchase resources, services, and products from companies headquartered in Arizona. The city of Phoenix alone reports that it fears losing upwards of $90 million over the next five years in cancelled hotel and convention business;

Whereas, the government of San Francisco, the Los Angeles City Council, and city officials in Oakland, Minneapolis, Saint Paul, Denver, and Seattle all took specific boycotting action, usually by banning some of their employees from work-related travel to Arizona or by limiting city business done with companies headquartered in Arizona;

Whereas, Representative Raul Grijalva of the 7th congressional district of Arizona, himself, described SB 1070 as a “racist policy” and called for an economic boycott of his state;

Resolved, shareholders request that the Board of Directors publish a report to shareholders by December 1, 2011, omitting confidential information and at reasonable cost, fully identifying potential risks and associated costs, both tangible and intangible, and assessing the total financial impact on our Company, its brand reputation, and shareholder value caused by the boycotts and public outrage caused by SB 1070.

Required Vote

Because the vote is advisory, it will not be binding on our board of directors. The board will consider the proposal approved by our stockholders if it receives the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. If the proposal is approved, the board, in its discretion, would determine when, how and in what manner to respond to the request for the report. Unless marked to the contrary, proxies received will be voted “AGAINST” this stockholder proposal.

Recommendation

Our board of directors recommends a vote “AGAINST” this stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 31, 2010, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% stockholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2012 proxy statement must submit the proposal so that it is received by us no later than December 14, 2011. Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of stockholders, our bylaws require that the stockholder notify us in writing on or before February 24, 2012, but no earlier than January 25, 2012, to be included in our materials relating to that meeting. Proposals received after February 24, 2012 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the stockholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would need to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is comprised of three non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee was formed by a resolution of the board of directors on October 3, 2006 and held five meetings during fiscal 2010.

The Audit Committee operates under a written Audit Committee Charter that was approved by the Audit Committee and approved by the board.

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2010 (the “Audited Financial Statements”). The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee

J. Thomas Presby (Chair)
Craig Kennedy
Paul H. Stebbins

DIRECTIONS TO THE 2011 ANNUAL MEETING OF STOCKHOLDERS

From North

Take I-17 South towards Tucson. Merge onto I-10 East via the exit on the left towards Globe/Tucson. Exit at 40th Street. Turn right onto South 40th Street and left onto east Cotton Center Boulevard. Desert Willow will be on your left.

From Tucson (South)

Take I-10 West towards Phoenix and exit at Broadway Road. Turn left onto Broadway Road and left onto South 48th Street. Turn right onto East Cotton Center Boulevard, pass through 1 roundabout and Desert Willow will be on your right.

From East Valley

Take US-60 West, merge onto I-10 West and exit at Broadway Road. Turn left onto Broadway Road and left onto South 48th Street. Turn right onto East Cotton Center Boulevard, pass through 1 roundabout and Desert Willow will be on your right.

From West

Take I-10 East to 40th Street. Turn right onto 40th Street and turn left onto east Cotton Center Boulevard. Desert Willow will be on your left.

From Airport

Go East on East Sky Harbor Boulevard, and merge onto AZ-153 South towards AZ-143 / I-10. Take the University Drive exit on the left and bear left onto East University Drive. Merge onto AZ 143 South. Stay straight towards South 48th Street for 0.2 miles and turn right onto East Cotton Center Boulevard. Desert Willow will be on your right.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of
the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FSLR • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, every 3 YEARS for Proposal 3, and AGAINST Proposal 5.

+
1.	Election of Directors:	01 - Michael J. Ahearn	02 - Robert J. Gillette	03 - Craig Kennedy
		04 - James F. Nolan	05 - William J. Post	06 - J. Thomas Presby
		07 - Paul H. Stebbins	08 - Michael Sweeney	09 - José H. Villarreal

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Approval, on an advisory basis, of the frequency of holding the advisory vote on executive compensation.	☐	☐	☐	☐
								For	Against	Abstain
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.	☐	☐	☐	5.	Stockholder proposal regarding Arizona immigration reform.		☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01AXKC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — First Solar, Inc.
Solicited on Behalf of the Board of Directors for the Annual Meeting, May 25, 2011, Phoenix, Arizona
2011 Annual Meeting of First Solar, Inc. Stockholders
May 25, 2011, 9:00 a.m. (Local Time)
Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040
The undersigned hereby appoints Robert J. Gillette and Mary Beth Gustafsson (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, on May 25, 2011, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, every 3 YEARS for Proposal 3, and AGAINST Proposal 5.

1.	Election of Directors:	01 — Michael J. Ahearn	02 — Robert J. Gillette	03 — Craig Kennedy	+
		04 — James F. Nolan	05 — William J. Post	06 — J. Thomas Presby
		07 — Paul H. Stebbins	08 — Michael Sweeney	09 — José H. Villarréal

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Approval, on an advisory basis, of the frequency of holding the advisory vote on executive compensation.	☐	☐	☐	☐
								For	Against	Abstain
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.	☐	☐	☐	5.	Stockholder proposal regarding Arizona immigration reform.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+

01AXLC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — First Solar, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 25, 2011, Phoenix, Arizona
2011 Annual Meeting of First Solar, Inc. Stockholders
May 25, 2011, 9:00 a.m. (Local Time)
Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040
The undersigned hereby appoints Robert J. Gillette and Mary Beth Gustafsson (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, on May 25, 2011, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.